      As filed with the Securities and Exchange Commission on May 25, 2000
                                                         Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                              CURON MEDICAL, INC.
             (Exact name of Registrant as specified in its charter)
        Delaware                     3845                    77-0470324
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                                735 Palomar Ave.
                          Sunnyvale, California 94086
                                 (408) 733-9910
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                                 JOHN W. MORGAN
                            Chief Executive Officer
                              CURON MEDICAL, INC.
                                735 Palomar Ave.
                          Sunnyvale, California 94086
                                 (408) 733-9910
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
         J. Casey McGlynn, Esq.                  Donald J. Murray, Esq.
          David J. Saul, Esq.                     Dewey Ballantine LLP
    Wilson Sonsini Goodrich & Rosati          1301 Avenue of the Americas
        Professional Corporation                New York, New York 10019
           650 Page Mill Road                        (212) 259-8000
      Palo Alto, California 94304
             (650) 493-9300
                               ----------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                        Proposed
                                                        Maximum
                                                       Aggregate     Amount of
         Title of Each Class of Securities           Offering Price Registration
                  to be Registered                        (1)           Fee
--------------------------------------------------------------------------------
Common Stock, $0.001 par value.....................   $60,000,000     $15,840
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and is not soliciting an offer to + +buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PRELIMINARY PROSPECTUS     Subject to completion                      May 25, 2000

--------------------------------------------------------------------------------

     Shares

[CURON MEDICAL LOGO]

Common Stock
--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock.

We have applied to have our common stock approved on the Nasdaq National Market for quotation under the symbol "CURN."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                        Per Share Total
-------------------------------------------------------
Public offering price                        $     $
-------------------------------------------------------
Underwriting discounts and commissions       $     $
-------------------------------------------------------
Proceeds, before expenses, to us             $     $
-------------------------------------------------------

The underwriters may also purchase up to      shares of common stock from us at
the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$    , and our total proceeds, before expenses, will be $    .

The underwriters are offering the common stock as set forth as set forth under
"Underwriting." Delivery of the shares will be made on or about     , 2000.

UBS Warburg LLC
                    CIBC World Markets
                                                                        SG Cowen

                                [Stretta Logo]


                             The Stretta Procedure

The Stretta procedure, developed by Curon Medical, provides an alternative to medication or surgery for patients with gastroesophageal reflux disease. Gastroesophageal reflux disease is caused by a malfunctioning lower esophageal sphincter, the muscle responsible for preventing the backward flow, or reflux, of stomach contents into the esophagus. The Stretta procedure is designed to correct the function of the lower esophageal sphincter to reduce reflux events and eliminate or reduce patients' ongoing need for prescription medications.

             [Three step-by-step Images of the Stretta Procedure]

With the patient sedated  The physician repeats this    Over the next several weeks,
but awake, the Stretta    sequence multiple times to    the lesions are reabsorbed
Catheter is inserted      create an array of thermal    and the tissue contracts,
through the mouth into    lesions along the length of   improving the function of
the lower esophageal      the lower esophageal          the lower esophageal
sphincter. The balloon    sphincter.                    sphincter.
is inflated, electrodes
are deployed into the
tissue, and
radiofrequency energy is
delivered to create
well-defined thermal
lesions in the tissue.

                              The Stretta System

 [Image of Curon Control Module]               The Curon Control Module is a four-channel
                                               generator that delivers controlled
                                               radiofrequency energy to achieve precise
                                               treatment temperatures during the Stretta
                                               procedure.
 The Stretta Catheter is a flexible handheld   [Image of the Stretta Catheter]
           disposable device that is used in
   conjunction with the Curon Control Module
     to deliver radiofrequency energy to the
                 lower esophageal sphincter.

                                 [Curon Logo]

--------------------------------------------------------------------------------


Through and including      , 2000 (the 25th day after commencement of this
offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary...................   3
The offering.........................   6
Summary financial and operating
  data...............................   7
Risk factors.........................   8
Forward-looking information..........  17
Use of proceeds......................  18
Dividend policy......................  18
Capitalization.......................  19
Dilution.............................  20
Selected financial data..............  22
Management's discussion and analysis
  of financial condition and results
  of operations......................  23

Business.........................   29
Scientific Advisory Board........   46
Management.......................   47
Certain transactions.............   58
Principal stockholders...........   60
Description of capital stock.....   62
Shares eligible for future sale..   66
Underwriting.....................   68
Legal matters....................   70
Experts..........................   70
Where you can find more
  information....................   70
Index to financial statements....  F-1

Curon(TM), Stretta(TM) and Secca(TM) are our trademarks. This prospectus also refers to trademarks and trade names of other organizations.

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully, especially the risks of investing in our common stock which we discuss under "Risk factors." Except as otherwise indicated, information in this prospectus assumes the conversion of each outstanding share of convertible preferred stock into one share of common stock and assumes no exercise of the underwriters' over-allotment option. Information contained in
this prospectus reflects a one-for-     reverse stock split, which will occur
before the closing of this offering.

OUR BUSINESS

We develop, manufacture and market innovative proprietary products for the treatment of gastrointestinal disorders. Our products consist of radiofrequency generators and single-use disposable devices. Our first product, the Stretta System, received United States Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD, which affects approximately 14 million U.S. adults on a daily basis. Unlike medication, which temporarily suppresses GERD symptoms, our Stretta System is designed to apply radiofrequency energy to treat the causes of GERD. In a multi-center clinical trial used to support our FDA clearance, 47 patients who required daily anti-acid medications were treated with the Stretta System. After six months, the need for all anti-acid medication was eliminated in 70% of the 44 patients available for follow-up, and the need for the most potent prescription GERD medication was eliminated in 87% of those patients that required such medication before treatment. We commercially launched the Stretta System in May 2000 at a major gastroenterology conference. Our second product, the Secca System, is currently under development for the treatment of fecal incontinence. In May 2000, the FDA gave us permission to begin a U.S. clinical trial of the Secca System.

GERD: THE PROBLEM AND CONVENTIONAL TREATMENT OPTIONS

GERD is the frequent backward flow, or reflux, of stomach contents into the esophagus. In the lower part of the esophagus there is an area of thickened muscle known as the lower esophageal sphincter which, when functioning properly, acts as a one-way valve that allows food to pass down from the esophagus into the stomach but prevents reflux. In GERD patients, the lower esophageal sphincter functions improperly and allows chronic reflux to occur. Stomach acid, enzymes and bile irritate the esophagus and cause a wide range of symptoms and complications, most commonly persistent, severe heartburn and chest pain. In some GERD sufferers, the pain is acute enough to require an emergency room visit. People with GERD often have difficulty sleeping due to increased reflux and heartburn when they lie down. Also, damage to the esophagus caused by reflux may result in more serious complications, such as erosion or ulceration of the esophagus, build-up of scar tissue that can narrow and obstruct the esophagus, and Barrett's epithelium, a condition that increases the risk of esophageal cancer.

Prescription medication is the primary treatment option used by people with GERD. There are many widely prescribed medications, including Prilosec, with worldwide sales of approximately $6 billion in 1999, Prevacid, Tagamet, Pepcid and Zantac. Although these medications temporarily ease heartburn symptoms by reducing stomach acid, they do not prevent reflux or treat the underlying causes of GERD. Side effects may include diarrhea, headaches, dizziness and nausea. Taken regularly, these medications are expensive, costing an estimated average of $2,300 per year based on retail prices for medication requirements of the patients in our clinical trial. Many GERD patients do not want to be dependent on medications and have difficulty complying with prescribed lifestyle modifications which require ongoing fundamental changes in eating, drinking and sleeping behavior.

The most common corrective treatment for GERD is fundoplication surgery. This inpatient surgical procedure costs an average of $10,000, involves a prolonged recovery period, and exposes the patient to a significant risk of serious side effects. Consequently, physicians are reluctant to refer otherwise healthy patients for the surgery. Only 70,000 patients underwent fundoplication surgery in the United States in 1999.

OUR SOLUTION: THE STRETTA SYSTEM

Our proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient and cost-effective procedure for the treatment of GERD. Unlike medication, the Stretta procedure is designed to treat GERD, rather than simply manage symptoms. Unlike fundoplication surgery, the Stretta procedure is an outpatient procedure with minimal side effects. The Stretta procedure, which we believe will cost an average of $2,000, is designed to take less than an hour utilizing endoscopy techniques commonly used by gastroenterologists. Most treated patients have been able to return to normal activities within one day of treatment and reduce or eliminate medication use shortly thereafter. We believe that the Stretta procedure's effectiveness and relatively low cost, combined with the absence of significant discomfort and side effects, makes it a clinically and economically attractive GERD treatment compared to either medication or fundoplication surgery.

The Stretta System consists of the Stretta Catheter, which is a disposable flexible catheter with needle electrodes, and the Curon Control Module, which is a radiofrequency energy generator. Using these devices, the physician delivers precisely controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter. These lesions reabsorb over several weeks and cause tissue contraction, which increases the ability of the lower esophageal sphincter to act as a barrier to reflux.

THE SECCA SYSTEM: TREATMENT OF FECAL INCONTINENCE

We are applying our experience with the Stretta System to the development of the Secca System, which is designed to treat fecal incontinence, a condition that affects up to 16 million U.S. adults. Fecal incontinence is caused by damage to the anal sphincter from childbirth or surgery, neurologic disease, injury or age. It is a life-altering condition that, like GERD, lacks minimally invasive corrective treatment alternatives. The most common treatment options control, but do not correct, the condition, and include the use of protective undergarments, diet modification and over-the-counter dietary supplements. Current corrective treatment options include highly invasive surgery and are rarely utilized.

The Secca System is designed to provide a minimally invasive, outpatient, and cost-effective procedure for the treatment of fecal incontinence. The Secca procedure utilizes the same technology and treatment concepts as the Stretta System. Using our Curon Control Module and our handheld disposable device called the Secca Handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function. We have received permission from the FDA to begin a U.S. clinical trial of the Secca System and, if successful, we intend to submit the results to the FDA in mid-2001.

OUR STRATEGY

Our strategy is to become the leading provider of minimally-invasive and cost-effective treatments for gastrointestinal disorders. The key elements of our strategy are to:

 .Provide innovative medical devices for the treatment of inadequately-addressed gastrointestinal disorders;

 .Increase awareness and market penetration of our products through education and an aggressive sales effort;

 .Generate a recurring revenue stream through proprietary disposable products;

 .Provide reimbursement support to physicians and payors; and

 .Acquire and license complementary technologies and products.

We were incorporated in Delaware in May 1997 as Conway-Stuart Medical, Inc. and changed our name to Curon Medical, Inc. in March 2000. Our principal executive offices are located at 735 Palomar Avenue, Sunnyvale, California 94086. Our telephone number is (408) 733-9910. Our web site is http://www.curonmedical.com. We do not intend information contained on our web site to be a part of this prospectus.

The offering

The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in the offering.

 Common stock we are offering...............     shares
 Common stock to be outstanding after the
   offering.................................     shares
 Proposed Nasdaq National Market symbol..... CURN
 Use of proceeds............................ For continued development, manufacturing and
                                             commercialization of existing and
                                             future products, research and
                                             development, support of clinical
                                             trials, reimbursement efforts,
                                             and for general corporate
                                             purposes. See "Use of proceeds."
 Risk factors............................... Investing in our common stock involves significant risks. See
                                             "Risk factors."


Unless we indicate otherwise, when analyzing the information in this prospectus, you should assume that all outstanding shares of our preferred stock convert into 16,837,077 shares of our common stock upon the closing of this offering.

At May 15, 2000, we were obligated to issue shares of common stock upon exercise of options and warrants as follows:

 .2,135,223 shares of common stock issuable upon exercise of options under our 1997 Stock Option Plan outstanding as of May 15, 2000 at a weighted average exercise price of $0.215 per share; and

 .267,000 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $0.63 per share.

On May 19, 2000, we raised $11.0 million through the issuance of notes convertible, if not earlier repaid, into 3,696,666 shares of our common stock beginning in May 2001 and warrants immediately exercisable for 998,100 shares of our common stock at a price of $2.50 per share.

In addition, we have agreed to issue an additional     shares if the
underwriters exercise their over-allotment option in full, which we describe in
"Underwriting." If the underwriters exercise this option in full,     shares of
common stock will be outstanding after this offering.

We base our calculation of the number of shares of common stock outstanding
after the offering on shares outstanding as of      , 2000. See
"Capitalization."

Summary financial and operating data

The following table summarizes the financial data for our business, a company in the development stage, during the periods indicated. See note 10 of the notes to financial statements for an explanation of the determination of the number of shares used in computing per share data. The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of our common stock on the date of their issuance. See "Use of proceeds" and "Capitalization."

                                                        Cumulative
                                                       Period from
                                                       May 1, 1997
                                                          (Date of   Three Months
                                                     Inception) to       Ended
                          Year Ended December 31,     December 31,     March 31,
                                 1998          1999           1999     1999     2000
                                                                      (Unaudited)
Statement of operations
data:                             (In thousands, except per share data)
-------------------------------------------------------------------------------------
Revenues................  $        --  $         --       $     --  $    --  $    44
Cost of goods sold......           --            --             --       --       21
                          -----------  ------------       --------  -------  -------
Gross profit............           --            --             --       --       23
Operating expenses:
 Research and
    development.........        1,581         8,961         10,570      990    1,756
 Clinical and
    regulatory..........          335         2,012          2,347      369      410
 Sales and marketing....           --           940            940      105      339
 General and
    administrative......          959         2,345          3,317      312      931
                          -----------  ------------       --------  -------  -------
Operating loss..........       (2,875)      (14,258)       (17,174)  (1,776)  (3,413)
Interest income.........            8           258            266       38      117
Interest expense........          (86)          (89)          (175)     (17)     (13)
                          -----------  ------------       --------  -------  -------
Net loss................      $(2,953)     $(14,089)      $(17,083) $(1,755) $(3,309)
                          ===========  ============       ========  =======  =======
Net loss per share,
   basic and diluted....  $     (1.28) $      (4.35)                 $(0.57)  $(0.92)
                          ===========  ============                 =======  =======
Shares used in computing
   net loss per share,
   basic and diluted....        2,306         3,237                   3,089    3,590
Pro forma net loss per
   share, basic and
   diluted..............               $      (1.04)                         $ (0.16)
                                       ============                          =======
Shares used in computing
   pro forma net loss
   per share, basic and
   diluted..............                     13,519                           20,427

The following table sets forth balance sheet data as of March 31, 2000:

 .On a pro forma basis to give effect to the automatic conversion of all outstanding shares of preferred stock into 16,837,077 shares of common stock upon closing of this offering and to give effect to $11.0 million of proceeds related to the convertible note and warrant financing completed in May 2000. The aggregate value of the warrants and the beneficial conversion feature on the notes has been reflected as a discount on the notes reducing the book value of the debt to $0 (See note 13 of the notes to the financial statements); and

 .On a pro forma as adjusted basis to reflect the net proceeds from the sale of shares of our common stock in this offering at an assumed public offering
 price of $    per share, after deducting the underwriting discounts and
 commissions and estimated offering expenses.

                                                     As of March 31, 2000
                                                                      Pro Forma
                                                  Actual  Pro Forma As Adjusted
Balance sheet data:                                     (In thousands)
-------------------------------------------------------------------------------
Cash and cash equivalents...................... $  6,879    $17,924
Working capital................................    6,158     17,203
Total assets...................................    9,680     20,725
Long-term obligations..........................      171        171
Convertible preferred stock and warrants.......   21,808         --
Stockholders' equity (deficit).................  (13,575)    19,278

--------------------------------------------------------------------------------


Risk factors

If you purchase our common stock, your investment will be subject to risks inherent in our business. You should carefully consider the risks described below before participating in this offering. The risks and uncertainties described below are, in our opinion, the material risks that are specific to us, our industry and companies going public. If any of the following risks actually occur, our business could be materially harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

We may never achieve or maintain profitability.

We have only a limited operating history upon which you can evaluate our business. We have incurred losses every year since we began operations. In particular, we incurred net losses of $3.0 million in 1998 and $14.1 million in 1999. As of March 31, 2000, we had an accumulated deficit of approximately $20.4 million. We have generated limited revenues from the sale of our products, and it is possible that we will never generate significant revenues from product sales in the future. Even if we do achieve significant revenues from our product sales, we expect to incur significant net losses over the next several years and these losses may increase. It is possible that we will never achieve profitable operations.

The Stretta System is our only marketed product. If physicians do not adopt our Stretta System, we will not achieve future sales growth.

We commercially introduced our Stretta System, which consists of a radiofrequency generator and a disposable handheld device, in May 2000. We are highly dependent on Stretta System sales because we anticipate that the Stretta System will account for substantially all our revenue through at least 2001. To achieve increasing sales, our product must gain recognition and adoption by physicians who treat gastrointestinal disorders. The Stretta System represents a significant departure from conventional GERD treatment methods. We believe that physicians will not use our Stretta System unless they determine, based on published peer-reviewed journal articles, long-term clinical data and their professional experience, that the Stretta System provides an effective and attractive alternative to conventional means of treatment for GERD. Currently, there are only limited peer-reviewed clinical reports and short-term clinical follow-up data on our Stretta System. Physicians are traditionally slow to adopt new products and treatment practices, partly because of perceived liability risks and uncertainty of third-party reimbursement. If physicians do not adopt our Stretta System, we may never achieve significant revenues or profitability.

If the effectiveness and safety of our products are not supported by long-term data, our sales could decline and we could be subject to liability.

If we do not produce clinical data supported by the independent efforts of clinicians, our products may never be accepted. We received clearance from the FDA for the use of the Stretta System to treat GERD based upon the study of 47 patients. Our safety and efficacy data for the Stretta System is based on six month follow-up studies on 44 of these patients. We may find that data from longer-term patient follow-up studies is inconsistent with those indicated by our relatively short-term data. If longer-term patient studies or clinical experience indicate that treatment with the Stretta System does not provide patients with sustained benefits or that treatment with our product is less effective or less safe than our current data suggests, our sales could decline and we could be subject to significant liability. Further, we may find that our data is not substantiated in studies involving more patients.


--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

Our clinical studies of the Secca System are in the early stages. The Secca System has undergone a 10-patient pilot study and the FDA has conditionally approved our application to conduct a U.S. multi-center clinical study, which we intend to begin in the third quarter of 2000. You should not draw any conclusion about the safety or efficacy of the Secca System based upon data from the pilot study because this study involved only a small patient group. If patient studies or clinical experience do not meet our expectations regarding the benefits of the Secca System, we may not obtain regulatory clearance or approval to sell the product and our expected revenues from this product may never materialize.

Any failure in our physician training efforts could significantly reduce product sales.

It is critical to the success of our sales effort to train a sufficient number of physicians and to provide them adequate instruction in the use of our products. We rely on physicians to spend their time and money to attend our training sessions. Positive results using the Stretta System are highly dependent upon proper physician technique. If physicians are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have a material adverse effect on our business.

If health care providers are not adequately reimbursed for the procedures which use our products, or for the products themselves, we may never achieve significant revenues.

Physicians, hospitals and other health care providers are unlikely to purchase our products if they are not adequately reimbursed for the Stretta procedure or the products. Until a sufficient amount of positive peer-reviewed clinical data has been published, insurance companies and other payors may refuse to provide reimbursement for the cost of the Stretta procedure or may reimburse at levels that are not acceptable to providers. Some payors may refuse adequate reimbursement even upon publication of peer-reviewed data. The advent of contracted rates per procedure has also made it difficult to receive reimbursement for disposable products, even if the use of these products improves clinical outcomes. If users of our products cannot obtain sufficient reimbursement from health care payors for the Stretta procedure or the Stretta System disposables, then it is unlikely that our product will ever achieve significant market acceptance. See "Business--Reimbursement."

Reimbursement from third-party health care payors is uncertain due to factors beyond our control.

Even if third-party payors provide adequate reimbursement for the Stretta procedure, adverse changes in third-party payors' policies generally toward reimbursement could harm our business. We are unable to predict what changes will be made in the reimbursement methods used by third-party health care payors.

For example, some health care payors are moving toward a managed care system in which providers contract to provide comprehensive health care for a fixed cost per person. We cannot assure you that in a prospective payment system, which is used in many managed care systems, the cost of our products will be incorporated into the overall payment for the procedure or that there will be adequate reimbursement for our products separate from reimbursement for the procedure.

Internationally, market acceptance of our products will be dependent upon the availability of adequate reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. Although we intend to seek international reimbursement approvals, we cannot assure you that any such approvals will be obtained in a timely manner or at all.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


We face competition from more established treatments and from competitors with greater resources, which will make it difficult for us to achieve significant market penetration.

The market for the treatment of GERD is dominated by companies that have well-established products, reputations and resources. We primarily compete with large pharmaceutical companies such as AstraZeneca, Takeda Abbott Pharmaceuticals and Merck, which collectively generate over $6 billion in annual U.S. revenues from sales of medication for the treatment of GERD symptoms. We also compete with large medical device companies such as Johnson & Johnson/Ethicon, which makes instrumentation for fundoplication surgery, and C.R. Bard, which has recently received FDA clearance for an endoscopic suturing device for the treatment of GERD.

These larger companies enjoy several competitive advantages over us, including:

 .existing widely-adopted medications and procedures for the treatment of GERD;

 .established reputations within the medical community;

 .established distribution networks that permit these companies to introduce new products and have such products accepted by the medical community promptly;

 .established relationships with health care providers and payors that can be used to facilitate reimbursement for new treatments; and

 .greater resources for product development and sales and marketing.

At any time, these competitors or other companies may develop new competitive products that are more effective or less expensive than ours. For example, AstraZeneca's patent for Prilosec, the leading prescription medication for the treatment of GERD, expires in 2001, after which time companies may manufacture less expensive generic versions of the drug. If we cannot compete effectively in this highly competitive market, we may not be able to achieve our expected sales and growth. See "Business--Competition."

We have limited sales and marketing experience, and our failure to build and manage our sales force or to market and distribute our products effectively will hurt our revenues and profits.

We have limited sales and marketing experience. Currently, we rely on five direct sales employees to sell our Stretta System in the United States. We must expand this sales team over the next 24 months to achieve our market share and revenue growth goals. Since we have only recently launched the Stretta System, our sales force has little experience marketing the product, and we cannot predict how successful they will be in selling the product. There are significant risks involved in building and managing our sales force and marketing our products, including our:

 .Inability to hire a sufficient number of qualified sales people with the skills and understanding to sell the Stretta System effectively;

 .Failure to adequately train our sales force in the use and benefits of our products, making them less effective promoters; and

 .Failure to accurately price our products as attractive alternatives to conventional treatments.


--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

Internationally, we intend to use third-party distributors to sell our products, and we cannot assure you that these distributors will commit the necessary resources to effectively market and sell our products or that they will be successful in selling our products.

We have no experience manufacturing our products in commercial quantities, which could adversely impact the rate at which we grow.

We may encounter difficulties manufacturing our products for the following reasons:

 .We do not have experience manufacturing our products in commercial quantities;

 .We do not have extensive experience manufacturing our products in compliance with the FDA's Quality System Regulation;

 .To increase our manufacturing output significantly, we will have to attract and retain qualified employees, who are in short supply, for the assembly and testing operations; and

 .Some of the components and materials necessary for manufacturing our products are currently provided by a single supplier.

In addition, although we believe that our current manufacturing facility will be adequate to support our commercial manufacturing activities for the foreseeable future, we may be required to expand our manufacturing facilities to begin large-scale manufacturing. If we are unable to provide customers with high-quality products in a timely manner, we may not be able to gain acceptance of our Stretta System. Our inability to successfully manufacture or commercialize our devices could have a material adverse effect on our product sales.

If we lose our relationship with any individual suppliers of key product components, our manufacturing could be delayed and our business could suffer.

Third-party suppliers provide materials and components used in our products. Some of our suppliers are not contractually obligated to continue to supply us. For certain of these materials and components, relatively few alternative sources of supply exist. If these suppliers become unwilling or unable to supply us with our requirements, we would face supply disruptions. Moreover, it might be difficult to establish additional or replacement suppliers in a timely manner or at all. In either event, our product sales would be disrupted and our revenues and profitability would suffer.

Replacement or alternative sources might not be readily obtainable due to regulatory requirements and other factors applicable to our manufacturing operations. Obtaining components from a new supplier may require a new or supplemental filing with applicable regulatory authorities and clearance or approval of the filing before we could resume product sales. This process may take a substantial period of time, and we cannot assure you that we would be able to obtain the necessary regulatory clearance or approval. This could create supply disruptions that would materially adversely affect our product sales and profitability. See "Business--Government Regulation."


--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

If we or our suppliers fail to comply with applicable regulations, manufacturing operations could be delayed and our business could be harmed.

We are required to demonstrate and maintain compliance with the FDA's Quality System Regulation. The QSR relates to product design, testing and manufacturing quality assurance, as well as the maintenance of accurate records and documentation. The FDA enforces the QSR through periodic unannounced inspections. We have never been through a QSR inspection, and we cannot assure you that we would pass such an inspection. If we failed a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take corrective action in response to a QSR inspection could force a shut-down of our manufacturing operations and a recall of our products, which would have a material adverse effect on our business. Furthermore, we cannot assure you that our key component suppliers are or will continue to be in compliance with applicable regulatory requirements, will not encounter any manufacturing difficulties, or will be able to maintain compliance with regulatory requirements. The occurrence of any such events could have a material adverse effect on our business.

Our failure to obtain or maintain necessary FDA clearances or approvals could hurt our ability to commercially distribute and market our products in the United States.

Unless an exemption applies, each medical device that we wish to market in the United States must first receive either 510(k) clearance or premarket approval from the FDA. This process can be lengthy and expensive. The FDA's 510(k) clearance process usually takes from four to twelve months, but may take longer. The premarket application, or PMA, approval process is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. Delays in obtaining regulatory clearance or approval will adversely affect our revenues and profitability.

Although we have obtained 510(k) clearance for the Stretta System for use in treating GERD, our clearance can be revoked if post-marketing data demonstrates safety issues or lack of effectiveness. Moreover, we will need to obtain 510(k) clearance or premarket approval to market the Secca System for fecal incontinence and for any other new products we wish to market. If the FDA concludes that the Secca System or other future products using our technology do not meet the requirements to obtain 510(k) clearance, then we would have to file a PMA. We cannot assure you that the FDA will not impose the more burdensome PMA approval process upon this technology in the future. More generally, we cannot assure you that the FDA will ever grant 510(k) clearance or premarket approval for any product we propose to market.

If we market our products for uses that the FDA has not approved, we could be subject to FDA enforcement action.

Our Stretta System is cleared by the FDA for the treatment of GERD. FDA regulations prohibit us from promoting or advertising the Stretta System, or any future cleared or approved devices, for uses not within the scope of our clearances or approvals or making unsupported safety and effectiveness claims. These determinations can be subjective, and the FDA may disagree with our promotional claims. If the FDA requires us to revise our promotional claims or takes enforcement action against us based upon our labeling and promotional materials, our sales could be delayed and our business harmed.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


Modifications to our marketed devices may require new 510(k) clearances or PMA approvals or require us to cease marketing or recall the modified devices until such clearances are obtained.

Any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or, possibly, PMA approval. The FDA requires every manufacturer to make this determination in the first instance, but the FDA can review any such decision. We have modified aspects of our Stretta System, but we believe that new 510(k) clearances are not required. We may modify future products after they have received clearance or approval, and, in appropriate circumstances, we may determine that new clearance or approval is unnecessary. We cannot assure you that the FDA would agree with any of our decisions not to seek new clearance or approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval.

Complying with FDA and other regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

Our products are medical devices that are subject to extensive regulation. FDA regulations are wide-ranging and govern, among other things:

 .product design, development, manufacture and testing;

 .product labeling;

 .product storage;

 .premarket clearance or approval;

 .advertising and promotion; and

 .product sales and distribution.

Noncompliance with applicable regulatory requirements can result in enforcement action. See "Business--Government Regulation."

We face risks related to our international operations, including the need to obtain necessary foreign regulatory approvals.

To successfully market our products internationally, we must address many issues with which we have little or no experience. We have obtained regulatory clearance to market the Stretta System in the European Union and Australia, but we have not obtained any other international regulatory approvals for other markets or products. We cannot assure you that we will be able to obtain or maintain such approvals. We will also need to address potential pricing constraints, and we cannot assure you that we will be able to do so. Furthermore, international sales may be made in currencies other than the U.S. dollar. As a result, currency fluctuations may impact the demand for our products in foreign countries where the U.S. dollar has increased compared to the local currency. Engaging in international business involves the following additional risks:

 .export restrictions, tariff and trade regulations, and foreign tax laws;

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


 .customs duties, export quotas or other trade restrictions;

 .economic or political instability;

 .shipping delays; and

 .longer payment cycles.

In addition, contracts may be difficult to enforce and receivables difficult to collect through a foreign country's legal system, and the protection of intellectual property in foreign countries may be more difficult to enforce. Any of these factors could materially and adversely affect our international sales.

Product liability suits against us could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.

The development, manufacture and sale of medical products involve a significant risk of product liability claims. The use of any of our products may expose us to liability claims, which could divert management's attention from our core business, be expensive to defend, and result in sizable damage awards against us. We cannot assure you that our product liability insurance would protect us from product liability claims. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing any coverage in the future. Even in the absence of a claim, our insurance rates may rise in the future to a point where we decide not to carry any insurance.

If our intellectual property rights do not provide meaningful commercial protection for our products, third parties will be able to compete against us more effectively.

We rely on patent, copyright, trade secret and trademark laws to protect our products from being duplicated by competitors. However, these laws afford only limited protection. Our patent applications and the notices of allowance we have received may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Patents we obtain may be challenged, invalidated or legally circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If our intellectual property rights do not adequately protect our commercial products, our competitors could develop new products or enhance existing products to compete more directly and effectively with us and harm our business.

We depend on our ability to operate without infringing or misappropriating the proprietary rights of others.

There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry generally. While we attempt to ensure that our products do not infringe other parties' patents and proprietary rights, our competitors may assert that our products and the methods they employ may be covered by patents held by them or invented by them before they were invented by us. Although we may seek to obtain a license or other agreement under a third party's intellectual property rights to bring an end to certain claims or actions asserted against us, we may not be able to obtain such an agreement on reasonable terms or at all. If we were not successful in obtaining a license or redesigning our products, our business could suffer.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


Also, one or more of our products may now be infringing inadvertently on existing patents. As the number of competitors in our markets grows, the possibility of a patent infringement claim against us increases. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and divert management's attention from our core business. If we lose in this kind of litigation, a court could require us to pay substantial damages or grant royalties, and prohibit us from using technologies essential to our products. This kind of litigation is expensive to all parties and consumes large amounts of management's time and attention. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware and which may later result in issued patents that our products may infringe. See "Business--Patents and Proprietary Technology."

If we are unable to attract and retain qualified personnel, we will be unable to expand our business.

We believe our future success will depend upon our ability to successfully manage our growth, including attracting and retaining engineers and other highly skilled personnel. Our employees are at-will and, with the exception of certain executive officers, are not subject to employment contracts. The loss of services of one or more key employees could materially adversely affect our growth. In addition, hiring qualified management and technical personnel will be difficult due to the intense competition for qualified professionals within the medical device industry. In the past, we have experienced difficulty in recruiting qualified personnel. Failure to attract and retain personnel, particularly management and technical personnel, would materially harm our business.

Our directors, executive officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

After this offering, our officers, directors and principal stockholders holding more than 5% of our common stock together will control approximately % of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

Our basic corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of capital stock."

Our common stock has not been publicly traded, and we expect that the price of our common stock will fluctuate substantially.

Before this offering, there has been no public market for shares of our common stock. An active public trading market may not develop after completion of this offering or, if developed, may not be

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

sustained. The price of the shares of common stock sold in this offering will not necessarily reflect the market price of the common stock after this offering. The market price for the common stock after this offering will be affected by a number of factors, including:

 .the announcement of new products or product enhancements by us or our competitors;

 .quarterly variations in our or our competitors' results of operations;

 .changes in earnings estimates or recommendations by securities analysts, or our failure to achieve analyst earnings estimates;

 .developments in our industry; and

 .general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Such factors and fluctuations may materially and adversely affect the market price of our common stock.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market after this offering, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. See "Shares eligible for future sale."

New investors in our common stock will experience immediate and substantial dilution after this offering.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. If the holders of outstanding options exercise those options, you will incur further dilution. See "Dilution."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Forward-looking information

Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $ million. If the underwriters fully exercise the over-allotment option, the net proceeds will be approximately $ million. "Net proceeds" are what we expect to receive after we pay the underwriting discount and other estimated expenses for this offering. For the purpose of estimating net proceeds, we are assuming that the public offering
price will be $   per share.

We expect to use the net proceeds that we will receive from the offering for continued development, manufacturing and commercialization of existing and future products, research and development, support of clinical trials, reimbursement efforts, and for general corporate purposes, which may include the purchase of equipment, the expansion of facilities and the further expansion of our sales and marketing efforts in support of our initial commercial product launch. We also may use a portion of the net proceeds to acquire or invest in businesses, technologies, products or services that are complementary to our business. We also may use a portion of the net proceeds to repay all or a portion of our debt, including the May 2000 borrowing of $11.1 million (see note 13 of the notes to the financial statements). From time to time, we have discussed potential strategic acquisitions and investments with third parties. Currently, we have no agreements or commitments to complete any such transactions. Pending our uses of the proceeds, we intend to invest the net proceeds of this offering primarily in short-term, interest-bearing instruments.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Dividend policy

We have never declared or paid any dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects and other factors that the board of directors may deem relevant.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our actual capitalization as of March 31, 2000. It also sets forth our capitalization on a pro forma basis giving effect to:

 .the automatic conversion upon completion of this offering of all outstanding shares of our preferred stock into 16,837,077 shares of common stock;

 .the $11.0 million of proceeds related to the convertible note and warrant financing completed in May 2000, which included the issuance of warrants to purchase 998,100 shares of preferred stock at a price of $2.50 per share. The aggregate value of the warrants and the beneficial conversion feature on the notes has been reflected as a discount on the notes reducing the book value of the debt to $0 (See note 13 of the notes to the financial statements);

and our capitalization on a pro forma as adjusted basis giving effect to:

 .the sale of     shares of common stock at an assumed public offering price of
 $   per share, less underwriting discounts and commissions and estimated offering expenses.

                                                       March 31, 2000
                                                                      Pro Forma
                                                 Actual  Pro Forma  as adjusted
                                                 (in thousands, except per
                                                       share amounts)
-------------------------------------------------------------------------------
Long-term obligations......................... $    171   $    171
                                               --------   --------         ----
Convertible preferred stock, $.001 par value;
   17,800 shares authorized; 16,837 shares
   issued and outstanding, actual; no shares
   issued and outstanding, as adjusted and pro
   forma as adjusted..........................   21,688         --           --
                                               --------   --------         ----
Preferred stock warrants......................      120         --           --
                                               --------   --------         ----
Stockholders' equity (deficit):
  Common stock, $.001 par value; 30,000 shares
     authorized; 6,653 shares issued and
     outstanding, actual; 23,371 and    issued
     and outstanding, as adjusted, and pro
     forma as adjusted, respectively..........        7         23
  Additional paid-in capital..................   11,018     43,810
  Deferred compensation.......................   (4,208)    (4,208)
  Deficit accumulated during the development
     stage....................................  (20,392)   (20,392)
                                               --------   --------         ----
   Total stockholders' equity (deficit).......  (13,575)    19,233
                                               --------   --------         ----
      Total capitalization.................... $  8,404   $ 19,404
                                               ========   ========         ====

The table above does not include:

 .2,135,223 shares of common stock issuable upon exercise of options under our 1997 Stock Option Plan outstanding as of May 15, 2000 at a weighted average exercise price of $0.215 per share;

 .267,000 shares of common stock issuable upon the exercise of warrants outstanding as of May 15, 2000 at a weighted average exercise price of $0.63 per share;

 .   shares of common stock reserved for issuance under our 2000 Stock Plan; and

 .   shares available for issuance under our 2000 Employee Stock Purchase Plan.

See "Use of proceeds," "Capitalization," "Management--Employee Benefit Plans" and "Description of capital stock."

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                                                                              19

--------------------------------------------------------------------------------

Dilution

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

The pro forma net tangible book value of our common stock as of March 31, 2000, was $7,765,000, or $0.33 per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to
our sale of     shares of common stock offered by this prospectus and after deducting the underwriting discount, estimated offering expenses payable by us and payment of an outstanding settlement obligation, our net tangible book
value will be $  , or approximately $   per share. This represents an immediate
increase in net tangible book value of $   per share to existing stockholders
and an immediate dilution in net tangible book value of $   per share to new
investors.

Assumed public offering price per share.............................       $
 Net tangible book value per share as of March 31, 2000............. $0.33
 Increase per share attributable to new investors...................
                                                                     -----
As adjusted pro forma net tangible book value per share after the offering.........................................................
                                                                           ----
Dilution per share to new investors.................................       $
                                                                           ====

The table above assumes no exercise of options after March 31, 2000. The number of shares outstanding as of March 31, 2000 excludes 2,181,013 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000, having a weighted average exercise price of $0.21 per share and 267,000 shares of stock issuable upon exercise of warrants outstanding at March 31, 2000, having a weighted average exercise price of $0.63 per share. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

The following table sets forth, as of March 31, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and average price per share paid by existing stockholders and by the new investors, before deducting expenses payable by us, using an assumed public
offering price of $    per share.

                                         Shares         Total
                                       Purchased    Consideration  Average Price
                                     Number Percent Amount Percent     Per Share
                                     ------ ------- ------ ------- -------------
Existing stockholders...............
New investors.......................
                                      ----    ---    ----    ---
Total...............................
                                      ====    ===    ====    ===

--------------------------------------------------------------------------------

Dilution

--------------------------------------------------------------------------------


If the underwriters' over-allotment option is exercised in full, the following will occur:

 .the number of shares of common stock held by existing stockholders will
 decrease to     or approximately   % of the total number of shares of common
 stock outstanding; and

 .the number of shares held by new public investors will be increased to     or
 approximately   % of the total number of shares of our common stock
 outstanding after this offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected financial data

The selected financial data set forth below should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in this prospectus. The statement of operations data for the period from May 1, 1997 (date of inception) to December 31, 1997, for the years ended December 31, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 is derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the period. The historical results are not necessarily indicative of the operating results to be expected in the future and the results of interim periods are not necessarily indicative of the results for a full year.

See the notes to the consolidated financial statements for an explanation of the method used to determine the numbers of shares used in computing basic and diluted and pro forma basic and diluted net loss per share.

                               Period from
                               May 1, 1997
                               (Inception)
                                        to     Year Ended       Three Months
                              December 31,    December 31,     Ended March 31,
                                      1997     1998      1999     1999     2000
                                                                 (unaudited)
Statement of operations
data:                             (In thousands, except per share data)
--------------------------------------------------------------------------------
Revenues....................          $ --  $    --  $     --  $    --  $    44
Cost of goods sold..........            --       --        --       --       21
                                      ----  -------  --------  -------  -------
Gross profit................            --       --        --       --       23

Operating expenses:
 Research and development...            28    1,581     8,961      990    1,756
 Clinical and regulatory....            --      335     2,012      369      410
 Sales and marketing........            --       --       940      105      339
 General and
  administrative............            13      959     2,345      312      931
                                      ----  -------  --------  -------  -------
Operating loss..............           (41)  (2,875)  (14,258)  (1,776)  (3,413)
Interest income.............            --        8       258       38      117
Interest expense............            --      (86)      (89)     (17)     (13)
                                      ----  -------  --------  -------  -------
Net loss....................          $(41) $(2,953) $(14,089) $(1,755) $(3,309)
                                      ====  =======  ========  =======  =======

Net loss per share, basic
 and diluted................          $ --  $ (1.28) $  (4.35) $ (0.57) $ (0.92)
                                      ====  =======  ========  =======  =======
Shares used in computing net
 loss per share, basic and
 diluted....................           N/A    2,306     3,237    3,089    3,590
Pro forma net loss per
 share, basic and diluted...                         $  (1.04)          $ (0.16)
                                                     ========           =======
Shares used in computing pro
 forma net loss per share,
 basic and diluted..........                           13,519            20,427


                                             As of December 31,      March 31,
                                            1997     1998      1999       2000
Balance sheet data:                                 (In thousands)
------------------------------------------------------------------------------
Cash, cash equivalents and marketable
 securities................................ $  1  $ 4,502  $  9,498  $  6,879
Working capital............................  (96)   4,223     8,176     6,158
Total assets...............................   56    5,842    11,686     9,680
Long-term obligations......................   --      459       227       171
Convertible preferred stock and warrants...   --    7,713    21,808    21,808
Total stockholders' deficit................  (41)  (2,877)  (12,099)  (13,575)

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22

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of the factors set forth under "Risk factors," our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

We were incorporated in May 1997. Business activities before January 1998 were negligible. In 1998, our primary activity was developing the Curon Control Module and Stretta Catheter for the treatment of GERD. We are still in the development stage and since our inception, have devoted substantially all of our efforts to developing our products, raising capital and have recently commenced marketing efforts.

In early 1999, we began a multi-center clinical trial of the Stretta System in the United States. We also developed our manufacturing capability to support the production of Stretta Catheters and Curon Control Modules for the clinical trial. Based on the data acquired in the trial, we submitted a 510(k) notification to the FDA in January 2000 for clearance to market the Stretta System for treatment of GERD. We received 510(k) clearance in April 2000. In May 2000, we launched the Stretta System commercially at Digestive Disease Week, a large gastroenterology professional conference. Also, in May 2000, we initiated a randomized controlled trial of the Stretta System, which we anticipate will be completed in the second half of 2001.

In April 1999, we began developing the Secca System for the treatment of fecal incontinence. In November 1999, we conducted a 10-patient human clinical pilot study outside the United States and, in May 2000, we received FDA conditional approval to begin a U.S. multi-center clinical trial of the Secca System under an Investigational Device Exemption. We intend to begin the clinical trial in the third quarter of 2000 and, assuming successful results, we intend to submit a 510(k) supported by these results to the FDA in mid-2001 or, if required by the FDA, a PMA supported by these results.

We recognize revenue upon shipment of products to customers. To date, we have generated limited revenues. Our revenues will be derived from the sale of radiofrequency generators and our disposable devices, such as the Stretta Catheter. We intend that disposables will form the basis of a recurring revenue stream and intend to price catheters, at high volumes, to generate greater margins than generators. We expect the percentage of revenue from disposables to increase over time as our installed base of generators grows.

Initially, we will focus our sales efforts in the United States through a direct sales force. We do not expect to generate international sales in the near future. In international markets, we expect to rely primarily on third-party distributors. Our gross margins on sales through international third-party distributors will be lower than our gross margins on U.S. sales as a result of distributor discounts.

Our costs of revenues represent the cost of producing generators and disposable devices. Research and development expenses consist primarily of amortization of stock-based compensation, personnel costs, professional services, patent application costs, materials, supplies and equipment. Clinical and regulatory expenses consist primarily of expenses associated with the costs of clinical trials, clinical support personnel, the collection and analysis of the results of these trials, and the costs of submission of the results to the FDA. Sales and marketing expenses consist of personnel costs, advertising, public

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                                                                              23
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Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

relations and attendance at selected medical conferences. General and administrative expenses consist primarily of amortization of stock-based compensation, the cost of corporate operations and personnel, legal, accounting and other general operating expenses of our company.

Through March 31, 2000, we recorded limited product sales while incurring cumulative net losses of $20.4 million. We intend to use the net proceeds of the offering to increase spending on sales and marketing initiatives to support commercial sales and market penetration of the Stretta System, which was launched in May 2000. We will also increase spending on administrative infrastructure as sales increase. In addition to increasing expenditures related to market launch of the Stretta System, we anticipate that our expenses will increase as we continue to develop new products, conduct clinical trials, commercialize our products and acquire additional technologies as the opportunities arise. As a result, we expect our operating expenses and net losses to increase.

We grant stock options to hire, motivate and retain employees and non-employee consultants. With respect to these stock options, we may record deferred stock compensation. For stock options granted to employees the difference between the exercise price of the stock options and the fair value of our stock at the date of grant is recorded as deferred compensation on the date of grant. For stock options granted to non-employees, the fair value of the options, estimated using the Black-Scholes valuation model is initially recorded on the date of grant. As the non-employee options become exercisable, we revalue the remaining unvested options, with the change in fair value from period to period represented as change in the deferred compensation charge.

We are amortizing these amounts in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" (FIN 28). As a result of stock options granted through March 31, 2000, we recorded $10.3 million in deferred stock compensation, including $3.1 million related to the release of certain stock repurchase rights, of which $4.2 million remained unamortized as of March 31, 2000. As a result of stock options granted after March 31, 2000 we anticipate recording an additional $774,000 in deferred stock compensation. The remaining deferred stock compensation as of March 31, 2000, and the additional deferred stock compensation recorded in 2000 will be amortized over the respective vesting terms of the underlying options resulting in anticipated amortization of approximately $3.4 million in 2000 (of which $1.1 million was recorded in the three months ended March 31, 2000), $1.7 million in 2001, $778,000 in 2002 and $273,000 in 2003.

RESULTS OF OPERATIONS

Three months ended March 31, 1999 and 2000

Revenue

In the quarter ended March 31, 2000, we generated $44,000 in revenues from the sale of generators to another medical device company for use in its clinical research in an unrelated field.

Cost of goods sold

In the quarter ended March 31, 2000, the cost of goods sold was $21,000.

Research and development expenses

Research and development expenses were $990,000 in the quarter ended March 31, 1999 and $1.8 million in the quarter ended March 31, 2000. Amortization of stock-based compensation accounted for $82,000 in the quarter ended March 31, 1999 and $585,000 in the quarter ended

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24
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Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

March 31, 2000. The remaining increase in spending over the first quarter of 1999 was primarily due to preparing the Stretta Catheter for commercial manufacturing and increased development activity for the Secca Handpiece.

Clinical and regulatory expenses

Clinical and regulatory expenses were $369,000 in the quarter ended March 31, 1999 and $410,000 in the quarter ended March 31, 2000. Amortization of stock-based compensation accounted for $4,000 in the quarter ended March 31, 1999 and $62,000 in the quarter ended March 31, 2000. The remaining increase in spending in 2000 over 1999 was primarily due to hiring clinical and regulatory personnel and the costs involved in filing the Stretta System 510(k) submission with the FDA.

Sales and marketing expenses

Sales and marketing expenses were $105,000 in the quarter ended March 31, 1999 and $339,000 in the quarter ended March 31, 2000. Amortization of stock-based compensation accounted for $9,000 in the quarter ended March 31, 1999 and $46,000 in the quarter ended March 31, 2000. The remaining increase in spending in 2000 over 1999 was primarily due to an increase in expenditures for personnel, public relations designed to heighten awareness for our product within the physician community, and activities to promote reimbursement for our products.

General and administrative expenses

General and administrative expenses were $312,000 in the quarter ended March 31, 1999 and $931,000 in the quarter ended March 31, 2000. Amortization of stock-based compensation accounted for $40,000 in the quarter ended March 31, 1999 and $416,000 in the quarter ended March 31, 2000. The remaining increase in spending in 2000 over 1999 was primarily due to increased personnel costs as our company expanded.

Income taxes

As a result of our net losses, we did not incur any income tax obligations in either the quarter ended March 31, 1999 or the quarter ended March 31, 2000.

Years ended December 31, 1998 and 1999

Although we were incorporated in May 1997, there was little activity in 1997. Financial statements for 1997 included only $41,000 in total expenses.

Revenues; cost of revenues

We generated no revenues and incurred no cost of revenues in either 1998 or 1999.

Research and development expenses

Research and development expenses were $1.6 million in 1998 and $9.0 million in 1999. Amortization of stock-based compensation accounted for $71,000 in 1998 and $4.1 million in 1999. The remaining year-to-year increases resulted primarily from costs associated with the development and refinement of engineering prototypes for commercialization of the Stretta System. We also started developing our Secca System in May 1999.

Clinical and regulatory expenses

Clinical and regulatory expenses were $335,000 in 1998 and $2.0 million in 1999. Amortization of stock-based compensation accounted for $7,000 in 1998 and $96,000 in 1999. The remaining increase in 1999 resulted primarily from costs associated with the open-label Stretta System clinical trial, which started in February 1999, and the Secca System pilot clinical trial, which started in November 1999.

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                                                                              25
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Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


Sales and marketing expenses

Sales and marketing expenses were $0 in 1998 and $940,000 in 1999. Amortization of stock-based compensation accounted for $0 in 1998 and $85,000 in 1999. The remaining spending in 1999 resulted primarily from personnel, public relations, market research, reimbursement related activities and attendance at medical conferences.

General and administrative expenses

General and administrative expenses were $959,000 in 1998 and $2.3 million in 1999. Amortization of stock-based compensation accounted for $19,000 in 1998 and $554,000 in 1999. The remaining year-to-year increases resulted primarily from increased personnel costs as we expanded our general and administrative organization.

Income taxes

As a result of our net losses, we have not incurred any income tax obligations. At December 31, 1999, we had estimated net operating loss carryforwards of $7.4 million which will expire at various dates through 2019. The principal differences between losses for financial and tax reporting purposes are the result of the capitalization of research and development and start-up expenses for tax purposes and the amounts recorded as stock-based compensation expense. Federal and state tax laws contain provisions that may limit the net operating loss carryforwards that can be used in any given year, should certain changes in the beneficial ownership of our shares occur. Such events could limit the future utilization of our net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have funded our operations and capital investments from the private sale of equity securities totaling $21.5 million and from bank equipment line financing totaling $781,000. At March 31, 2000, we had $6.2 million in working capital and our primary source of liquidity was $6.9 million in cash and cash equivalents. In May 2000, we issued $11.1 million in convertible notes and warrants exercisable at $2.50 per share into 998,100 shares of common stock in conjunction therewith to current investors. The notes may be converted, if not earlier prepaid, into 3,696,666 shares of common stock beginning in May 2001 and mature in May 2005.

Three months ended March 31, 1999 and 2000

Cash used in operating activities was $1.3 million in the quarter ended March 31, 1999 and $2.7 million in the quarter ended March 31, 2000. The increase in cash used reflects the increased net loss incurred primarily as a result of higher development and clinical expenses, offset by non-cash amortization and depreciation charges.

Cash used in investing activities amounted to $253,000 in the quarter ended March 31, 1999 related to the purchase of property and equipment and cash provided by investing activities was $1.4 million in the quarter ended March 31, 2000. During the quarter ended March 31, 2000, $1.5 million of marketable securities matured. As of March 31, 2000, we had no material commitments for capital expenditures.

Cash used in financing activities was $39,000 in the quarter ended March 31, 1999 and cash provided by financing activities in the quarter ended March 31, 2000 was $141,000. During the quarter ended March 31, 2000, $231,000 was realized from the exercise of incentive stock options.

Years ended December 31, 1998 and 1999

Cash used in operating activities was $2.2 million in 1998 and $8.1 million in 1999. The increase in cash used reflects the increased net loss incurred primarily as a result of higher development and clinical expenses, partially offset by non-cash amortization and depreciation charges and increases in liability accounts.

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26
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Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


Cash used in investing activities amounted to $867,000 in 1998 and $2.5 million in 1999, primarily for the purchase of equipment to support our clinical and development programs and the purchase of marketable securities.

Cash provided by financing activities was $7.6 million in 1998 and $14.1 million in 1999, primarily as a result of the sale of preferred equity securities.

We will expend substantial funds in the future for research and development, pre-clinical and clinical testing, capital expenditures, and the manufacturing, marketing, and sale of our products. We cannot accurately predict the timing and amount of spending of such capital resources, which will depend on several factors, including:

 .the results of the Stretta System market launch;

 .the progress of our research and development efforts;

 .the timing of our clinical trials for the Secca System and any other clinical activities;

 .competing technological and market developments;

 .the time and costs of obtaining regulatory approvals;

 .the time and costs involved in filing, prosecuting and enforcing patent claims;

 .the progress and cost of commercialization of products currently under development; and

 .market acceptance and demand for our products if approved for marketing.

While we believe that the net proceeds of this offering together with our existing capital resources and projected interest income will be sufficient to fund our operations and capital investments for at least the next 12 months, we cannot assure you that we will not require additional financing before that time. We cannot assure you that such additional financing will be available on a timely basis on terms acceptable to us or at all, or that such financing will not be dilutive to our stockholders. If adequate funds are not available to us, we could be required to delay development or commercialization of our products, to license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize ourselves or to reduce the marketing, customer support or other resources devoted to our products, any of which could have a material adverse effect our business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK

We invest our excess cash primarily in U.S. government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. These instruments have maturities of three months or less when acquired. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion. Accordingly, we believe that while the instruments we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising

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                                                                              27
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Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

Recent accounting pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133, is effective for fiscal years beginning after June 15, 2000. We are evaluating the impact, if any, that SFAS No. 133 may have on our financial statements. To date, we have not engaged in derivative and hedging activities.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure on revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We believe that our current revenue recognition policy is in compliance with SAB 101.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB 25, which clarifies (a) the definition of an employee for purposes of applying opinion 25 (b) the criteria for determining whether a plan qualifies as a non-compensatory plan (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, with certain provisions effective earlier. We do not expect FIN 44 to have a significant impact on our financial statements.

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28
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Business

OVERVIEW

We develop, manufacture and market innovative proprietary products for the treatment of gastrointestinal disorders. Our products consist of radiofrequency generators and single-use disposable devices. Our first product, the Stretta System, received FDA clearance in April 2000 for the treatment of GERD, which affects approximately 14 million U.S. adults on a daily basis. GERD is the backward flow, or reflux, of stomach contents into the esophagus, which leads to heartburn, chest pain and other symptoms. The Stretta System applies radiofrequency energy to treat GERD. The system is used in an outpatient procedure and is designed to eliminate or reduce the need to manage GERD symptoms over an extended period of time with medication. In a multi-center clinical trial used to support FDA clearance, 47 patients who required daily GERD medications were treated with the Stretta System. Three weeks after the procedure, these patients were taken off all GERD medication. After six months, the need for all anti-acid medication was eliminated in 70% of the 44 patients available for follow-up, and the need for the most potent prescription GERD medication was eliminated in 87% of those patients that required such medication before treatment.

We believe that the Stretta System represents a fundamental advance in the treatment of GERD, most commonly recognized as a condition that causes chronic, severe heartburn. In the United States, approximately $8 billion is spent annually on anti-acid medications, including Prilosec, Prevacid, Tagamet, Pepcid and Zantac. These medications temporarily reduce the acidity of the stomach, which eases heartburn symptoms, but may have unwelcome side effects and do not treat the causes of GERD. Currently, fundoplication surgery is the most common procedure to treat the actual causes of GERD. In 1999, only 70,000 U.S. GERD patients opted for this surgical treatment, which involves an inpatient hospital stay, significant potential for side effects, a long recovery period, and an average cost of $10,000 per procedure. We believe that the Stretta System is an attractive alternative for patients seeking to discontinue lifetime medication treatment and to avoid surgery. The Stretta System is used in a procedure which, unlike medication, is designed to address the underlying causes of GERD and, unlike surgery, is an outpatient procedure with reduced side effects. The Stretta procedure, which we believe will cost an average of $2,000, enables most patients to return to normal activities within a day and has enabled most patients in our 47-patient clinical trial to reduce or discontinue medication use while achieving control of heartburn. We are devoting substantial resources to the commercial launch of this product, which was introduced in May 2000.

We are also developing a product called the Secca System, which is designed to use radiofrequency energy to treat fecal incontinence, a condition that affects up to 16 million U.S. adults, or 8% of the adult U.S. population. Only limited treatment options currently exist to manage fecal incontinence. Most patients control the disorder by using protective undergarments and typically avoid travel and activities away from home. Very few patients undergo costly surgical treatment, which involves a lengthy inpatient hospital stay, significant side effects and a long recovery period. By contrast, the Secca System is intended to be a lower cost outpatient procedure to improve continence with minimal interruption in patients' everyday lives and with few side effects. This product has shown initial promising results in a 10-patient pilot study. We have received conditional approval from the FDA to begin a U.S. clinical trial of the Secca System and, assuming successful results, we intend to seek permission from the FDA in mid-2001 to market the system.


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                                                                              29
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INDUSTRY

Gastrointestinal disorders

Gastrointestinal disorders affect broad segments of the United States and worldwide population, but many conditions lack corrective treatments. Common current therapies for gastrointestinal disorders, such as acid suppressive medication for GERD and protective undergarments for fecal incontinence, are designed not to correct the disorder, but to manage symptoms. We believe that there is a significant opportunity for technologies aimed at resolution of the underlying causes of these disorders, rather than just symptom management.

GASTROESOPHAGEAL REFLUX DISEASE

Overview of the disease

GERD is the backward flow, or reflux, of stomach contents into the esophagus, the muscular tube that connects the mouth to the stomach. In the lower part of the esophagus, there is an area of thickened muscle, known as the lower esophageal sphincter, which, when functioning properly, acts as a one-way valve, allowing food to pass down from the esophagus into the stomach, but preventing reflux. In GERD patients, the lower esophageal sphincter does not function properly due to low sphincter pressure or inappropriate nerve impulses leading to frequent sphincter relaxations. This lack of proper sphincter function allows stomach contents to reflux into the esophagus. While the stomach lining provides a natural protective barrier to stomach acid, enzymes, and bile, the esophagus lacks such protection. Frequent reflux of stomach contents causes chronic irritation of the esophagus, which can result in a wide range of symptoms and complications.

Symptoms and complications

Most commonly, GERD patients feel persistent, severe heartburn, which is caused by stomach acid, enzymes, and bile entering and irritating the esophagus. In some patients, the chest pain caused by this heartburn may be severe enough to require an emergency room visit. Patients often have difficulty sleeping due to increased reflux and heartburn when they lie down. Other common symptoms include regurgitation of stomach contents into the back of the throat, chronic cough and sore throat, laryngitis and difficulty swallowing.

Irritation of the esophagus caused by reflux may also result in more serious complications. Approximately 30% to 40% of GERD patients examined by endoscopy have evidence of damage to the esophagus in the form of a break in the esophageal lining. The following complications may be experienced by these patients:

 .Erosion or Ulceration: Damage to the esophageal lining may lead to scar tissue formation and eventual development of a stricture.

 .Stricture: Build-up of scar tissue caused by repeated injury from reflux can narrow and obstruct the esophagus.

 .Barrett's Epithelium: Intestinal cells may develop in the esophagus, which increases the patient's risk of esophageal cancer.

 .Esophageal Cancer: Esophageal cancer may occur with or without Barrett's epithelium. In a March 1999 New England Journal of Medicine study, investigators found that patients who experienced heartburn or regurgitation at least once per week were eight times more likely to develop esophageal cancer than the general population.

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Market size

Approximately 7% of American adults, or 14 million Americans, experience daily GERD symptoms. International studies show similar prevalence rates around the world. GERD incidence increases significantly in individuals over the age of 40, with individuals over 65 accounting for approximately 36% of GERD-related physician visits. The disease affects men and women equally. Acid-suppressive medication accounts for over $8 billion in annual U.S. medication expenditures, the majority of which is used to control GERD symptoms.

Traditional treatment options

Initially, people manage GERD symptoms with a combination of lifestyle modification and over-the-counter antacids. Generally, people avoid fatty or spicy foods, chocolate, coffee and alcohol, all of which can aggravate GERD symptoms. In addition, some people elevate the head of their beds while sleeping to avoid reflux.

When lifestyle modifications and over-the-counter medications fail to satisfactorily relieve GERD symptoms, people may seek a physician's help. Gastroenterologists are the primary physician contact for patients seeking treatment for GERD. Treatment options for GERD include prescription medication and inpatient surgery.

 .Prescription Medications. Most patients are prescribed anti-acid medication to manage GERD symptoms, including Prilosec, Prevacid, Pepcid, Zantac and
 Tagamet. Prilosec is the single largest selling prescription medication, with worldwide sales of $6 billion in 1999. These medications reduce the amount of acid produced by the stomach, which alleviates the symptomatic pain associated with reflux and enables esophageal inflammation to heal. While medications may be effective in reducing symptoms, they do not prevent reflux or correct the condition that causes GERD.

 .Surgery. The most common surgical procedure used to correct the condition is fundoplication surgery, in which the upper stomach is wrapped around the lower esophageal sphincter to provide support. Fundoplication surgery is an inpatient laparoscopic procedure performed by general surgeons and requires one to four days in the hospital and up to five weeks recovery. In 1999, approximately 70,000 fundoplications were performed in the United States.

Drawbacks of current treatment options

The currently available GERD treatments have significant drawbacks including:

 .Failure to treat the underlying causes of GERD. Medications help patients manage GERD symptoms. However, they do not address the causes of the disease. Consequently, these medications are required for the patient"s lifetime and some symptoms, such as regurgitation, persist.

 .Discomfort and other side effects. Side effects of medications include diarrhea, headaches, dizziness and nausea. Side effects of fundoplication surgery include difficulty swallowing, the inability to belch or vomit, excessive flatulence, nausea and diarrhea.

 .Patient compliance. Patients often have difficulty complying with lifestyle modifications which require continuous and fundamental changes in eating, drinking and sleeping behavior. For patients who must take medication on a long-term basis, compliance can be a problem due to the side effects, cost, or forgetting to take the medication.


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--------------------------------------------------------------------------------

 .Significant costs to health care system. To be effective, prescription medications are taken regularly throughout a patient's lifetime, costing an estimated average of $2,300 per year based on retail prices and the medication requirements of patients in our clinical trial. Fundoplication surgery typically costs $10,000.

 .Risk of complications. Complications of fundoplication surgery include damage to the nerves which control stomach function, injury to the pancreas, spleen, colon, or other organs, postoperative breakdown of the surgical repair, gastric ulceration, and, in rare cases, death. Because of these complications, many physicians are reluctant to refer an otherwise healthy patient for surgery.

As a result of these drawbacks with traditional GERD treatment options, we think there is a significant need for a new GERD treatment.

THE CURON SOLUTION: THE STRETTA SYSTEM

Our proprietary Stretta System is designed to provide GERD patients with a minimally invasive, outpatient and cost-effective alternative to existing treatments. The Stretta System consists of the Stretta Catheter, which is a disposable flexible catheter with needle electrodes, and the Curon Control Module, which is a radiofrequency energy generator. Using this system, physicians deliver precisely controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter.

The Stretta System treats GERD by improving the barrier function of the lower esophageal sphincter. The Stretta procedure is designed to take less than an hour, utilizing endoscopy techniques commonly used by gastroenterologists. The procedure is performed on an outpatient basis under conscious sedation. Patients return home the same day and are typically able to resume normal activities the next day. We believe that the Stretta System's efficacy and relative cost, combined with the absence of significant discomfort and side effects, makes it a clinically and economically attractive GERD treatment. Based upon our clinical trial results to date, we believe that the Stretta procedure has benefits over both medication and surgery:

                            BENEFITS OVER MEDICATION
--------------------------------------------------------------------------------
 .Reduction in reflux, not just symptom control

 .No patient compliance issues

 .No observed persistent side effects

 .One time estimated $2,000 cost, as compared to an estimated average annual medication cost of $2,300

                      BENEFITS OVER FUNDOPLICATION SURGERY
--------------------------------------------------------------------------------
 .One-hour procedure under conscious sedation, as compared to a three-hour surgical procedure performed under general anesthesia

 .Less invasive: performed endoscopically, through the mouth, compared to laparoscopically, through small incisions in the abdomen

 .Outpatient procedure, as compared to a one to four day inpatient hospitalization


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--------------------------------------------------------------------------------

 .Resumption of normal activities within a day, as compared to up to five weeks after surgery

 .No observed persistent side effects

 .Minimal risk of complications

 .Costs an estimated $2,000, as compared to an estimated $10,000 per surgical procedure

 .Performed by gastroenterologists who otherwise would refer patients to general surgeons

The Stretta procedure

With the patient sedated but awake, the physician first inserts an endoscope into the esophagus to examine the lower esophageal sphincter and measure the distance to the areas to be treated. The physician then removes the endoscope and inserts the Stretta Catheter through the esophagus to the treatment area. The physician inflates a balloon on the end of the Stretta Catheter and deploys the needle electrodes into the tissue of the lower esophageal sphincter. Using the Curon Control Module, the physician then delivers radiofrequency energy through the needles to create well-defined thermal lesions in the tissue. Cooled water is delivered through ports in the catheter to the lining of the esophagus while the deeper tissue is treated. The temperature of the treated tissue and the surface tissue are constantly monitored as a safety precaution. The physician repeats this sequence multiple times along the length of the lower esophageal sphincter. The lesions reabsorb over several weeks and cause tissue contraction, which increases the barrier function of the lower esophageal sphincter. In addition, we believe that radiofrequency energy interrupts nerve pathways responsible for inappropriately frequent sphincter relaxations.

THE SECCA SYSTEM: TREATMENT OF FECAL INCONTINENCE

Overview and drawbacks of current treatment options

Fecal incontinence is the involuntary leakage of stool, typically caused by physical damage to the anal sphincter from childbirth or surgery, neurologic disease, injury or age. Fecal incontinence is a life-altering condition that affects up to 8% of U.S. adults and has similar prevalence rates around the world. This condition is the second leading cause of nursing home placement of elderly people. Fifty percent of elderly people in nursing homes suffer from fecal incontinence. In addition, approximately 3% of women report fecal incontinence as a result of natural childbirth. Two-thirds of the people with fecal incontinence do not seek medical attention.

People with fecal incontinence lack adequate minimally invasive treatment alternatives that treat the cause of the problem, rather than the symptoms. Current treatment options include:

 .Use of protective undergarments. Most patients wear protective undergarments as the sole response to incontinence. Protective undergarments do not alleviate the symptoms of the disorder and do not diminish embarrassment or lifestyle limitations.

 .Diet modification and supplements. People are often advised by their physicians to alter dietary habits, use dietary bulking products like Metamucil, or take anti-diarrheal agents. These treatments are limited in effectiveness and require lifetime use.


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 .Biofeedback. Biofeedback is a procedure utilizing an electronic device to aid patients in consciously retraining and strengthening sphincter muscles. Biofeedback"s effectiveness is limited unless the patient is highly motivated, is mentally capable and has the ability to consciously contract the sphincter. In addition, biofeedback training requires multiple sessions with a therapist and can be costly.

 .Surgery. Otherwise healthy patients with severe incontinence may opt for highly invasive surgical treatment. Surgical procedures take several hours, require hospitalization for up to ten days, and have long recovery periods. Surgical risks include failure to improve continence, urinary tract infection, hemorrhage and hematoma, infection and, in rare cases, death.

The Curon Solution: The Secca System

The Secca System is designed to provide a simple, minimally invasive and cost-effective treatment option for patients. The Secca procedure utilizes the same technology and treatment concept as the Stretta System. Using our proprietary radiofrequency generator, the Curon Control Module, and our proprietary handheld disposable delivery device, known as the Secca Handpiece, a physician delivers precisely controlled radiofrequency energy to create thermal lesions in the muscle of the anal canal. We believe that reabsorption of these lesions over the next several weeks and months will cause tissue contraction and increase the barrier function of the anal sphincter. In a limited 10-patient pilot study conducted outside the United States, the Secca procedure demonstrated encouraging three-month follow-up results in patients with fecal incontinence.

We intend to begin a U.S. multi-center clinical trial in the third quarter of 2000 to study the safety and efficacy of the Secca System for treatment of fecal incontinence. If we achieve successful results, we intend to submit these results to the FDA in mid-2001. See "Government Regulation."

STRATEGY

Our strategy is to be the leading provider of minimally-invasive and cost-effective treatments for gastrointestinal disorders. The key elements of our strategy are to:

 .Provide innovative medical devices for the treatment of inadequately-addressed gastrointestinal disorders. Our Stretta System and Secca System target GERD and fecal incontinence, markets in which we believe there is a significant demand for new treatment options. These systems are designed to address drawbacks of current therapies, such as lifestyle modification, medication and surgery, as well as underlying causes of the conditions, instead of simply managing the symptoms. In addition to GERD and fecal incontinence, we have identified several other gastrointestinal disorders which may be attractive future markets.

 .Increase awareness and market penetration of our products through education and aggressive sales effort. We intend to generate demand for our products by increasing market awareness of our new treatment alternatives and their corresponding benefits relative to current therapies. To this end, we are focusing our initial sales and marketing efforts for the Stretta System on the 8,000 practicing U.S. gastroenterologists who would perform the Stretta procedure and the hospital endoscopy suites where the procedure may be performed. Because these physicians typically practice in group and hospital settings, we believe that we will be able to access our potential customer base efficiently and expeditiously by using a direct sales effort focused on both group practices and endoscopy suites of hospitals. We participate in professional conferences typically attended by gastroenterologists, including Digestive Disease Week, where we launched our Stretta System in May 2000. We also intend to sponsor education courses at our 14 clinical investigation centers around the United States.

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 Because the Stretta System incorporates existing gastroenterologist skill sets and techniques, we do not believe that training will impede physician adoption. We intend to focus initially on the U.S. market and longer-term on selling our products internationally through a distributor network supported by our employees.

 .Generate a recurring revenue stream through disposable product sales. To perform the Stretta procedure, physicians must be equipped with our Curon Control Module and our disposable Stretta Catheter. Each Stretta Catheter is designed for single-use and incorporates reuse prevention features to prevent multiple uses by a physician. We intend that disposables will form the basis of a recurring revenue stream and that disposables, as a percentage of revenue, will increase over time as our installed base of generators grows. We will seek to expand our recurring revenue stream through the introduction of new proprietary disposable devices and accessories for new gastrointestinal disorders.

 .Provide reimbursement support to physicians and payors. Securing reimbursement for our existing and future products is critical to our success. The Health Care Financing Administration, the governmental agency responsible for reimbursement policy, has approved the use of an existing Medicare reimbursement code in conjunction with the use of our Stretta System. We intend to assist our physician customers in securing reimbursement for the Stretta System through a dedicated reimbursement group. This group will provide payors with copies of the HCFA coding decision, published literature and clinical data designed to facilitate reimbursement. In addition, our reimbursement group will call on third-party payors to educate them about the economic benefits of the Stretta System, as compared to currently reimbursed treatments. We also intend to sponsor post-clearance clinical studies to generate additional data to support reimbursement.

 .Acquire and license complementary technologies and products. We intend to acquire and license complementary technologies and products for use in the gastroenterology marketplace. We believe that this will allow us to broaden our product line, leverage our gastroenterology distribution network, and expand and accelerate the marketing of our existing products.

PRODUCTS

We have developed a suite of products incorporating proprietary design features for use in the Stretta and Secca procedures. These products consist of a disposable catheter and a disposable handpiece for delivery of controlled radiofrequency energy to tissue and a radiofrequency generator, known as the Curon Control Module. Both our current products and products under development utilize proprietary software to interface with our Curon Control Module.

Single-use disposable devices

Both the Stretta Catheter and the Secca Handpiece are disposable products incorporating innovative designs that enable a physician to easily access the treatment site and accurately deliver radiofrequency energy into the tissue. Features include:

 .Four electrode needles, which are deployed into the tissue at the treatment site for delivery of radiofrequency energy;

 .Irrigation ports located at the base of each electrode, which deliver cooled water to the surface tissue during treatment;

 .Thermocouples located at each needle tip and base, which provide continuous temperature readings to the Curon Control Module, enabling precise temperature control;

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 .A balloon in the Stretta Catheter, which is inflated once the Stretta Catheter reaches the lower esophageal sphincter to maintain catheter positioning; and

 .An illuminated clear window in the Secca Handpiece that enables the physician to view the treatment site.

Curon Control Module

The Stretta System and the Secca System both incorporate our radiofrequency energy generator, the Curon Control Module. The Curon Control Module has four channels, which allow for independent control of each of the four needle electrodes on the Stretta Catheter and Secca Handpiece. The generator uses continuous data feedback to achieve precise tissue temperatures at the treatment site. The generator tracks surface tissue temperatures from each electrode, and if temperatures at either the treatment site or surface tissue exceed pre-set safe levels, the generator automatically stops delivering energy to that electrode. An integrated pump delivers cooled water to surface tissue during the procedure. The Stretta System and the Secca System each utilize proprietary software installed onto the Curon Control Module. The software provides a distinct graphical user interface and the functions and parameters that are required for the particular procedure.

Radiofrequency energy

Our products are based on radiofrequency energy delivery, which has a long history of use in medical applications. Radiofrequency energy has been cleared by the FDA for many therapies involving tissue heating, tissue remodeling and nerve pathway interruption, including:

 .shrinking prostatic tissue to treat enlarged prostates;

 .interrupting nerve pathways in the heart to treat irregular heartbeats;

 .shrinking tissue in the shoulder joint to prevent repeated shoulder dislocation; and

 .shrinking tissue in the base of the tongue to alleviate obstructive sleep apnea.

We intend to develop additional innovative products that utilize radiofrequency, as well as expand beyond radiofrequency for treatment of additional gastrointestinal disorders.

CLINICAL STUDIES

Stretta clinical studies

To evaluate the Stretta System, we conducted an open label multi-center U.S. clinical trial with leading investigators at 14 institutions, in which 131 patients were treated. We measured how well the procedure eliminated the need for heartburn medication, improved symptoms, improved quality of life, and reduced the amount of acid detected in the esophagus. Six-month data, which was available for 44 treated patients, indicated that the Stretta procedure led to significant improvement in both objective and subjective measurements. A subset of this data was presented at the Digestive Disease Week and published in abstract form in GI Endoscopy. The six-month data shows:

 .Reduced need for medication. As of six months after treatment with the Stretta System, the need for all anti-acid medication was eliminated in 70% of the 44 patients available for follow-up, and the need for the most potent prescription GERD medication was eliminated in 87% of those patients that required this medication before treatment.

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 .Fewer GERD symptoms. GERD symptom scores improved 73% as defined by a standardized GERD symptom measurement test.

 .Reduced heartburn. Heartburn symptom scores improved 75% as defined by a heartburn symptom measurement test.

 .Decreased regurgitation. Regurgitation was eliminated in 59% of patients.

 .Improved quality of life scores. Quality of life scores, as measured using a validated scoring questionnaire, improved significantly.

 .Reduced esophageal acid exposure. After treatment with the Stretta procedure, patients experienced a 60% reduction in esophageal acid exposure.

Patients in our trials experienced no persistent side effects or other significant complications during the treatment and follow-up period. Most patients resumed normal levels of activity on the day after treatment. A few patients reported difficulty swallowing, increased flatulence or mild abdominal discomfort for a period of days. These symptoms were significantly milder and shorter in duration than those typically experienced after surgical fundoplication.

We believe that the lower esophageal sphincter is more resistant to reflux after radiofrequency treatment. We believe that this increased resistance is due to the collagen contraction that occurs after the creation of the lesions, as well as interruption of nerve pathways that are responsible for inappropriate relaxations of the lower esophageal sphincter. These neural pathways are similar to those in the heart muscle, which may cause irregular heartbeats shown in electrophysiology procedures to respond favorably to radiofrequency energy treatment. Two scientific papers were presented at the annual major meeting of the American Gastroenterological Association in May 2000 reporting on the ability of the Stretta procedure to disrupt nerve pathways in animals and humans.

In May 2000, we began an eight-center, randomized controlled trial of the Stretta System in the United States. In this trial, patients will receive either the Stretta procedure or a placebo procedure, and the results will be compared. We intend to use the data generated for future peer-reviewed publications and for presentations at national scientific meetings and that this data will influence physician adoption rates, facilitate reimbursement approvals and enhance marketing activity.

Secca clinical studies

In November 1999, we conducted a pilot study at a leading medical institution in Mexico City. Ten patients with fecal incontinence were treated with the Secca System. Three months following the procedure, patients showed significant improvements in continence, incontinence-related quality of life and general quality of life, each as measured by validated questionnaires. We have received no reports of persistent complications or persistent side effects. Based on these encouraging preliminary results, we intend to further evaluate the Secca System in a multi-center U.S. clinical study involving five sites and 50 patients, beginning in the third quarter of 2000. Assuming success of the study, we intend to compile and submit data from this study to the FDA for 510(k) clearance, or for a PMA if required by the FDA, to market the Secca System for treatment of fecal incontinence. We intend to target the Secca System, if and when commercialized, primarily to colorectal surgeons, 1,000 of whom practice in the United States. Secondarily, we intend to target gastroenterologists, particularly those who are familiar with the Stretta System.


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SALES AND MARKETING

Our strategy to achieve market penetration in the United States with the Stretta System is to initially market directly to high volume practicing gastroenterologists, gastroenterology practice groups and endoscopy suite facilities. Secondarily, we intend to target lower volume gastroenterology practices and general surgeons. In the United States, there are approximately 8,000 practicing gastroenterologists, approximately 4,000 hospital endoscopy suites and approximately 4,000 ambulatory treatment centers that perform endoscopy. We believe that the Stretta System represents a significant opportunity for gastroenterologists because it enables them to keep patients within their practices and perform revenue generating procedures instead of referring these patients to surgeons. In addition to providing an incentive for gastroenterologists, the procedure represents an opportunity for endoscopy suites to expand their business by increasing the number of procedures done at the facility.

We intend to sell, market and distribute the Stretta System in the United States through a direct sales force supported by a team of clinical training and support specialists. Currently, we have five sales representatives and one support specialist. By the end of 2000, we plan to have six sales representatives in regions across the country supported by three clinical specialists. Sales representatives will call on gastroenterologists and endoscopy suites. The clinical specialists will be responsible for initial training of physicians as well as ongoing clinical field support. We intend to expand this sales and clinical support organization to facilitate product introduction and physician adoption. In 2001, we intend to introduce the Stretta System internationally in select countries through distributors supported by our local employees. Initially, we intend to target countries within Europe that have demonstrated favorable acceptance and reimbursement of new technologies and then target similar countries in the Pacific Rim.

Our training strategy is to provide significant physician support early in the training process. The techniques employed in the Stretta System build upon skills used in typical endoscopic procedures performed by gastroenterologists. Training will consist of on-site physician and nurse training on the equipment as well as training on the procedure using web-based modules, videos and written training materials. In addition, the clinical training specialists will offer support for the physician's first two to three procedures. We intend to sponsor educational courses around our 14 clinical investigation centers and have a significant presence at national and regional gastroenterology events including the major conferences held by the American Gastroenterological Association and the American College of Gastroenterology.

REIMBURSEMENT

In the United States, health care providers generally rely on third-party payors, principally private health insurance plans, Medicare and Medicaid, to reimburse all or part of the cost of procedures in which medical devices are used. The Health Care Financing Administration, the governmental agency responsible for Medicare reimbursement policy, has approved the use of an existing Medicare reimbursement code, which includes the ablation of nerves in the lower esophageal sphincter, for billing costs associated with the Stretta procedure by physicians and facilities. In appropriate cases, we believe that physicians and facilities can use this code for billing costs associated with the Stretta Catheter and the Stretta procedure. However, we cannot assure you that the procedure will be reimbursed or that the amounts reimbursed under this code will be adequate. We do not currently have arrangements with any private payors or with Medicaid for cost reimbursement related to the use of the Stretta System. While these organizations frequently follow HCFA coding decisions, we cannot assure you that these payors will reimburse the procedure or accept the Medicare established code.

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The current cost reduction orientation of the third-party payor community makes it exceedingly difficult for new medical devices and surgical procedures to obtain reimbursement. Often, it is necessary to convince these payors that the new devices or procedures will establish an overall cost savings compared to currently reimbursed devices and procedures. We believe that the Stretta System may offer an opportunity for payors to reduce the cost of treating GERD patients by possibly eliminating or reducing the costs of medication or fundoplication surgery. While we believe that the Stretta System possesses economic advantages that will be attractive to payors, we cannot assure you that they will make reimbursement decisions based upon these advantages.

Reimbursement by third-party payors is often positively influenced by the existence of peer-reviewed publications of long-term safety and efficacy data. We have collected and published data on six-month results after treatment with the Stretta System. Additional clinical abstracts and papers have been accepted for publication in 2000. We cannot assure you that our products will be reimbursed without publications of longer-term data. We are actively encouraging ongoing research studies to evaluate and publish the long-term safety and efficacy of the Stretta System. In addition, many third-party payors require that randomized studies be conducted to determine the effect of the procedure versus placebo or another standard of care. Currently, we are conducting a randomized, controlled, multi-center study to generate this data. We cannot assure you that the Stretta System will have compelling results in this study, that the results will be published in a timely manner or at all, or that such publication will benefit our reimbursement efforts.

To facilitate reimbursement for the Stretta System, we have hired a director of reimbursement and are establishing a dedicated reimbursement group to assist physicians and facilities in obtaining reimbursement for the Stretta System. This group will assist in pre-approving patients for the Stretta procedure, and will provide payors with copies of the HCFA coding decision, published literature and clinical data. In addition, this group will educate third-party payors about the economic benefits of the Stretta System and seek to influence them to reimburse for the Stretta System and to incorporate the Stretta System into their standards of care for GERD.

Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis or a region-by-region basis. In addition, reimbursement systems in international markets may include both private and government sponsored insurance. We have not obtained any international reimbursement approvals. We cannot assure you that we will obtain any such approvals in a timely manner, if at all. If we fail to receive international reimbursement approvals at all or in acceptable amounts, market acceptance of our products would be adversely affected.

MANUFACTURING

Our manufacturing strategy is to conduct a significant portion of the manufacturing process in-house to control quality and manufacturing efficiency. Over time, we intend to move some labor-intensive operations to less-costly manufacturing locations within the United States and, eventually, outside the United States to manufacturers meeting our quality standards in order to reduce costs and to add additional capacity.

We manufacture, assemble and test each Stretta Catheter in-house. The manufacturing process consists primarily of assembling internally manufactured and externally purchased components and sub-assemblies in an environmentally controlled area. After assembly, each Stretta Catheter is internally inspected and then sent out for sterilization by a sub-contractor. We manufacture the Curon Control Module primarily by in-house assembly and testing of components ordered from outside manufacturers.

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We have no experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales, and we cannot assure you that we can establish high volume manufacturing or, if established, that we will be able to manufacture our products in high volumes with commercially acceptable yields. To achieve our business plan, we expect to hire additional personnel to assemble our catheters. There is a shortage of such personnel in our area and we cannot be sure that we will be able to recruit and retain them. We will also need to achieve some enhancements to our manufacturing operations to increase our capacity. We cannot be sure about achieving this objective.

We purchase various materials and components from qualified suppliers that are subject to stringent quality specifications and inspections. We conduct quality audits of our key suppliers, several of which are experienced in the supply of components to manufacturers of medical devices. Most purchased components and services are available from more than one supplier. For the few components for which relatively few alternate supply sources exist, we are currently trying to qualify back-up suppliers.

Currently, only one supply source exists for the peristaltic pump and the computer chip used in our Curon Control Module. For these two components, we believe we have accumulated enough product to allow time to research alternatives without harming our business. The peristaltic pump integrated into the Control Module is manufactured by our supplier in accordance with our specifications. We are in the process of contracting with the supplier for ongoing supply, but, in the meantime, we have scheduled long-term delivery of pumps in an amount that we believe is sufficient to allow us time to locate and qualify a new pump supplier should our current supplier fail to fulfill our needs. If a new pump is incorporated into the Control Module, then the Control Module may require regulatory clearance under the 510(k) process, which could take several months or more. Also, a computer chip in the Control Module is no longer manufactured. This chip is currently available from multiple suppliers, but we cannot assure you that it will be available in the future. We have purchased a large inventory of these chips and we are currently working on developing a new generator that will use newer chip technology. As with the pump, we cannot incorporate a new chip into the generator without regulatory clearance under the 510(k) process, which could take several months or more.

Our manufacturing facility is subject to periodic inspection by regulatory authorities. Our quality assurance systems are subject to FDA regulations. These regulations require that we conduct our product design, testing, manufacturing, and control activities in conformance with these regulations and that we maintain our documentation of these activities in a prescribed manner. Our manufacturing facility is licensed by the California Department of Health Services, Food and Drug Branch. In addition, our facility has received ISO 9001/EN46001 certification and the EU Certificate pursuant to the European Union Medical Device Directive 93/42/EEC, allowing us to CE mark our products after assembling appropriate documentation. ISO 9001/EN46001 certification standards for quality operations have been developed to ensure that companies know the standards of quality on a worldwide basis. Failure to maintain the CE mark will preclude us from selling our products in Europe. We cannot assure you that we will be successful in maintaining certification requirements in Europe or elsewhere.

RESEARCH & DEVELOPMENT

Our research and development activities are conducted internally by a research and development staff consisting of ten employees. Our research and development efforts are focused on development of additional products for new gastrointestinal indications as well as improvements to existing products. We intend to develop products that leverage our existing radiofrequency energy platform, and we also plan to explore options utilizing technology not associated with this platform. We have a number of new projects and products under development, including several projects related to development of a new generator as well as development of additional products for treatment of GERD.

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In addition to working on new products, our research and development organization is developing products and fixtures that are designed to reduce the time to manufacture, improve quality or reduce cost of products. Our research and development expenditures were $1.6 million in 1998 and $9.0 million in 1999.

PATENTS AND PROPRIETARY TECHNOLOGY

We have an aggressive program to obtain or license intellectual property in the United States, Europe and Asia for our medical advances. We are building a portfolio of apparatus and method patents covering aspects of our current and future technology.

As of May 9, 2000, we had four issued U.S. patents, five notices of allowance, and a number of pending U.S. and foreign patent applications, which are assigned to us. We intend to continue to file for patents for our technologies to strengthen our position.

We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationships with us. We also require employees, consultants and advisors who are expected to work on our products to agree to disclose and assign to us all inventions conceived during the work day, using our property or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

Certain aspects of our products incorporate technology subject to patents that we have licensed from others. As of May 9, 2000, we have licensed in ten issued U.S. patents and a number of pending U.S. and foreign patent applications. For example, in December 1998, we entered into an agreement with Somnus Medical Technologies, Inc. for the license of the technology related to Somnus' radiofrequency generator. The license gives us the right to manufacture, have manufactured, use, offer to sell, sell and import Somnus' radiofrequency generator technology for use in the treatment of GERD and other medical disorders of the digestive tract. The term of the license is 15 years if no patents related to the licensed technology issue, or the earlier expiration of the last patent related to the technology. During the term of the license, we are obligated to pay a royalty to Somnus for our sale of generators that incorporate the licensed technology. We have also licensed patented technology from the University of Kansas Medical Research Institute relating to applying radiofrequency energy to tissue. This is an exclusive, worldwide and royalty-bearing license allowing us to incorporate the patented technology in our products to treat medical disorders throughout the gastrointestinal tract. The license expires with the licensed patents and may be terminated for breach. We have also licensed other patents that we believe may apply to our current business or that we may incorporate into future products. We intend to continue to license technologies to strengthen our competitive position.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of an infringement claim against us grows. While we attempt to ensure that our products do not infringe other parties' patents and proprietary rights, our competitors may assert that our products and the methods they employ may be covered by U.S. patents held by them. In addition, our competitors may assert that future products we may market infringe their patents.

COMPETITION

The medical device industry is subject to intense competition. To be successful, we must establish our products, and the procedures in which our products are used, as attractive alternatives to currently available treatments.

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Our primary competitors in the GERD market are manufacturers and marketers of existing pharmaceutical and surgical treatments for GERD, and manufacturers focused on innovative outpatient treatments. We compete with manufacturers of medications, such as Zantac, Tagamet, Pepcid and Prilosec. These manufacturers and manufacturers of generic medication equivalents have significantly greater resources than we do. These companies may market products more aggressively, gain influence among opinion leaders, or lower their prices, all of which may affect the adoption of and the market for our products. We also compete with manufacturers of devices and equipment used in laparoscopic fundoplication. Increased publicity regarding these procedures or advantageous pricing may adversely affect the market for our products. Both medication treatment and fundoplication are established GERD therapies with well-defined reimbursement profiles.

We also compete with a number of companies that are working on GERD treatments that eliminate or reduce the need for medication but are less invasive than surgery. For example, C.R. Bard has developed an endoscopic suturing system that enables patients to undergo a fundoplication-like surgery in the endoscopy suite as an outpatient procedure. The device used in this procedure received FDA marketing clearance in March 2000. We compete with several companies that are developing bulking agents to be injected into the muscle of the lower esophageal sphincter. There may also be other companies developing innovative therapies of which were are not aware.

In the fecal incontinence market, we consider our primary competitors to be American Medical Systems and Medtronic, both of which are developing implantable devices for treatment of severe incontinence. Both of these competitors have significantly greater resources than we do, and we cannot assure you that we will be able to compete effectively with these companies.

GOVERNMENT REGULATION

FDA's premarket clearance and approval requirements

Unless an exemption applies, each medical device that we wish to market in the United States must receive either 510(k) clearance or premarket application, or PMA, approval in advance from the FDA pursuant to the Federal Food, Drug and Cosmetic Act. The FDA's 510(k) clearance process usually takes from four to twelve months, but it can last longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. We cannot be sure that 510(k) clearance or PMA approval will ever be obtained or, once obtained, maintained, for any product or indication we propose to market.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval based upon statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination of whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either class I or class II, which requires the manufacturer to submit a premarket notification requesting 510(k) clearance, unless an exemption applies. The premarket notification must demonstrate that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a legally marketed predicate device that is either in class I, class II, or is a preamendment class III device for which the FDA has not yet called for submission of a PMA application.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees

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with a manufacturer's decision, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or deemed not substantially equivalent to a predicate device, are placed in class III. Such devices are required to undergo the PMA approval process in which the manufacturer must prove the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. After any PMA approval, a new PMA or PMA supplement is required in the event of certain modifications to the device, its labeling, intended use or indication, or its manufacturing process.

A clinical trial may be required in support of a 510(k) submission and generally is required for a PMA application. Such trials generally require an Investigational Device Exemption, or IDE, application approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and the appropriate institutional review boards at the clinical trial sites. In May 2000, we received conditional approval allowing us to begin a U.S. multi-center clinical trial of the Secca System. We intend to follow up with the FDA to satisfy the conditions of approval.

In April 2000, we received 510(k) clearance from the FDA for the Stretta System when used to treat GERD. Based on preliminary discussions with the FDA staff, we believe that the Secca System may be permitted to follow the 510(k) clearance pathway. However, we cannot assure you that FDA will not deem the Secca System, or one or more of our future products, to be a class III device subject to the more burdensome PMA approval process.

Pervasive and continuing FDA regulation

Numerous regulatory requirements apply to our marketed devices. These requirements include the Quality System Regulation, or QSR, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures, the Medical Device Reporting regulation, which requires that manufacturers report to the FDA certain types of adverse events involving their products, labeling regulations, and the FDA's general prohibition against promoting products for unapproved or off-label uses. Class II devices also can have special controls such as performance standards, post-market surveillance, patient registries, and FDA guidelines that do not apply to class I devices. Unanticipated changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations.

We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

 .fines, injunctions, and civil penalties;

 .recall or seizure of our products;

 .operating restrictions, partial suspension or total shutdown of production;

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                                                                              43
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Business

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 .refusing our requests for 510(k) clearance or PMA approval of new products;

 .withdrawing 510(k) clearance or PMA approvals already granted; and

 .criminal prosecution.

The FDA also has the authority to require repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

We have been an FDA registered medical device facility since January 1999 and we obtained our manufacturing license from the California Department of Health Services in September 1999. We are subject to periodic inspection by both the FDA and CDHS for compliance with the QSR and other applicable regulations.

Other U.S. regulation

We also must comply with numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. We may be required to incur significant costs to comply with such laws and regulations in the future and such laws and regulations may hurt our business, financial condition and results of operations.

Foreign regulation

Our products are also regulated outside the United States as medical devices by government agencies and are subject to registration requirements in many of the foreign countries in which we plan to sell our products. Our Stretta System carries a CE Mark for sale in Europe and TGA for sale in Australia. Our facility has been audited and certified to be ISO9001/EN46001 compliant, which allows us to sell our products in Europe. Our facility is subject to inspection by TUV/Essen. We plan to seek approval to sell the Stretta System in additional foreign countries. The time and cost required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

EMPLOYEES

As of May 15, 2000, we had 56 employees, with 20 employees in operations, 10 employees in research and development, 9 employees in sales and marketing, 9 employees in general and administrative, and 8 employees in clinical and regulatory affairs. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union, and we believe our employee relations are good.

FACILITIES

We are headquartered in Sunnyvale, California, where we lease one building with approximately 20,000 square feet of office, research and development, and manufacturing space under leases expiring

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Business

--------------------------------------------------------------------------------

September 30, 2003. We believe our current facilities are adequate to meet our current and foreseeable requirements through the end of 2001 and that suitable additional or substitute space will be available as needed.

LITIGATION

We are not a party to any pending litigation.

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                                                                              45

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Scientific Advisory Board

The members of our Scientific Advisory Board work collaboratively with us to provide advice, assistance and consultation in the field of gastrointestinal disorders. We consider our advisory board members to be opinion leaders in their fields, and they offer us advice regarding the following:

 .pre-clinical and clinical study design;

 .clinical and marketing feedback on existing products;

 .design and clinical feedback on new products;

 .methods of gaining physician acceptance; and

 .physician training.

Scientific Advisory Board members

Name                       Position and Affiliation
-------------------------------------------------------------------------------
Donald O. Castell, M.D...  Professor and Chairman, Department of Medicine,
                           Graduate Hospital, Philadelphia, Pennsylvania;
                           Professor of Medicine, MCP/Hahnemann University,
                           Philadelphia, Pennsylvania; Past President, American
                           Gastroenterological Association

John Dent, M.D...........  Clinical Professor of Medicine, University of
                           Adelaide, Australia; Director, Department of
                           Gastroenterology, Hepatology and General Medicine,
                           Royal Adelaide Hospital, Adelaide, Australia

Richard H. Holloway,       Clinical Associate Professor, University of
   M.D. .................  Adelaide, Australia; Senior Consultant, Department
                           of Gastrointestinal Medicine, Royal Adelaide
                           Hospital, Adelaide, Australia

Michael A. Kamm, M.D.....  Professor of Gastroenterology, St. Mark's
                           University, London; Director, Physiology Unit and
                           Chairman of Medicine, St. Mark's Hospital, London

Joel E. Richter, M.D. ...  Chairman, Gastroenterology Department, The Cleveland
                           Clinic Foundation, Cleveland, Ohio; Professor of
                           Medicine, The Cleveland Clinic Health Science
                           Center, Ohio State University; Past President,
                           American College of Gastroenterology

George Triadafilopoulos,   Professor of Medicine, Stanford University School of
   M.D...................  Medicine; Chief, Section of Gastroenterology, Palo
                           Alto Veterans Affairs Health Care System, Palo Alto,
                           California

Mark Vierra, M.D.........  Assistant Professor of Surgery, Division of
                           Gastrointestinal Surgery, Stanford University School
                           of Medicine, Palo Alto, California

Arnold Wald, M.D.........  Professor of Medicine, University of Pittsburgh;
                           Associate Chief, Division of Gastroenterology and
                           Hepatology, University of Pittsburgh Medical Center,
                           Pittsburgh, Pennsylvania

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46

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.

Name                        Age Position(s)
-------------------------------------------------------------------------------
John W. Morgan.............  40 President, Chief Executive Officer and Director
Alistair F. McLaren........  59 Chief Financial Officer and Vice President of
                                Finance and Administration
David S. Utley, M.D........  36 Chief Medical Officer
Carol A. Chludzinski.......  45 Vice President of Sales and Marketing
John W. Gaiser.............  42 Vice President of Engineering, Research and
                                Development
Viorica Filimon............  42 Vice President of Quality Affairs
David I. Fann..............  36 Director
Alan L. Kaganov............  61 Director
Robert F. Kuhling, Jr. ....  51 Director

Messrs. Fann, Kaganov and Kuhling are members of the audit committee of our board of directors. Messrs. Kaganov and Kuhling are members of the compensation committee of our board of directors.

John W. Morgan Mr. Morgan has served as our President and Chief Executive Officer and as a member of our board of directors since November 1999. From October 1997 to October 1999, Mr. Morgan worked as Chief Executive Officer at Epitope Inc., a manufacturer of medical devices and diagnostic products utilizing oral fluid technologies. From October 1996 to October 1997, Mr. Morgan was President of Regent Medical Products Group for London International Group, PLC, a manufacturer of latex medical products. From April 1983 to October 1996, Mr. Morgan worked at Baxter International, a large medical supply and distribution company, in various management positions including President of the MidAmerican Regional Company. He holds a B.S. degree in Public Administration and Economics from the University of Arizona.

Alistair F. McLaren Mr. McLaren has served as our Chief Financial Officer and Vice President of Finance and Administration since January 1998. From April 1994 to May 1998, Mr. McLaren was Co-President of NeoCon Associates, Inc., an interim management services company. During his tenure with NeoCon Associates, Inc., Mr. McLaren served at various times as General Manager of Advanced Closure Systems, Inc., a medical device company, Chief Financial Officer and Director of Operations of RITA Medical Systems, Inc., a manufacturer of radiofrequency devices, and President and Chief Operating Officer of Southern Pump and Tank, a construction company and SPATCO Environmental, Inc. Mr. McLaren is a member of the Institute of Chartered Accountants of Scotland.

David S. Utley, M.D. Dr. Utley is a co-founder of the company. He has served as our Chief Medical Officer since July 1998. From October 1997 to July 1998, Dr. Utley was Medical Director of Somnus Medical Technologies, Inc., a manufacturer of medical devices for treatment of ear, nose and throat disorders. From June 1997 through June 1998, he was a fellow in plastic and reconstructive surgery at Stanford University Medical Center. From June 1992 through June 1997, Dr. Utley was a resident of surgery at Stanford University Medical Center. Dr. Utley currently holds faculty positions at Stanford University Medical Center and the VA Palo Alto Health Care System. He received his M.D. from Harvard Medical School and holds a B.A. in Science/Arts from Pennsylvania State University.

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                                                                              47

Management

--------------------------------------------------------------------------------


Carol A. Chludzinski Ms. Chludzinski has served as our Vice President of Sales & Marketing since February 1999. From August 1995 to January 1999, Ms. Chludzinski was employed by VidaMed, Inc., a manufacturer of devices for treatment of urologic disorders, where she first served as Vice President of North American Sales and Worldwide Marketing and later as Senior Vice President, where she was responsible for reimbursement activities. From January 1995 to July 1995, Ms. Chludzinski was Director of Sales for Cybex, Inc., a manufacturer of products sold to hospitals and clinics. Ms. Chludzinski holds a B.A. in Liberal Arts from Chestnut Hill College.

John W. Gaiser Mr. Gaiser has served as our Vice President of Engineering, Research and Development since May 1998. From August 1991 to January 1998, Mr. Gaiser was Vice President of Research and Development for Medtronic Cardiorhythm Inc., a developer of devices for treatment of cardiac disorders. From May 1986 to July 1991, he was project group leader for Advanced Cardiovascular System Inc., a cardiovascular device company. From February 1981 until May 1986, Mr. Gaiser held senior engineering positions at Baxter International. Mr. Gaiser holds a B.S. in Mechanical Engineering from Purdue University.

Viorica Filimon Ms. Filimon has served as our Vice President of Quality Affairs since March 2000 and served as our Director of Quality Affairs from May 1999 to March 2000. From April 1998 to May 1999, Ms. Filimon was Director of Quality Assurance for EndoTex Interventional Systems Inc., an endovascular company. From September 1995 to January 1998, Ms. Filimon served as Quality Engineering Manager for Boston Scientific-Target Therapeutics Inc., a developer and manufacturer of cardiovascular devices. From January 1995 to September 1995, she served as a senior engineer for Toshiba America MRI, a medical imaging company. Ms. Filimon holds an M.S. in Electrical Engineering from Bucharest Polytechnic Institute and is certified by the American Society of Quality as a Certified Reliability Engineer, a Certified Quality Engineer, and a Certified Quality Auditor.

David I. Fann Mr. Fann has served as a director since September 1999. Since March 1997, he has been President and Chief Executive Officer of Excelsior Private Equity Fund II, Inc., a business development company, and, since September 1994, he has also served as President and Chief Executive Officer of UST Private Equity Investors Fund, Inc., a business development company. Since April 1994, Mr. Fann also has been a managing director of U.S. Trust Company of New York. Mr. Fann holds a B.A.S. in Industrial Engineering and Economics from Stanford University.

Alan L. Kaganov Mr. Kaganov has served as a director since December 1998. Since July 1996, he has served as a partner in the venture capital firm of U.S. Venture Partners. From March 1993 to June 1996, Mr. Kaganov served as Vice President of Strategic Planning for Boston Scientific, a large medical device manufacturer. Mr. Kaganov holds Sc.D. and M.S. degrees in Biomedical Engineering from Columbia University, an M.B.A. from New York University, and a B.S. in Mechanical Engineering from Duke University.

Robert F. Kuhling, Jr. Mr. Kuhling has served as a director since December 1999. Since February 1987, Mr. Kuhling has been a general partner or managing director of several venture capital partnerships managed by ONSET Ventures. He also serves as a director of Euphonix, Inc., a publicly- traded professional audio products company, Gadzoox Networks, Inc., a publicly-traded computer networking company, and several private companies. Mr. Kuhling holds an M.B.A. from Harvard Business School and an A.B. in Economics from Hamilton College.

EXECUTIVE OFFICERS

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers.

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48

Management

--------------------------------------------------------------------------------


BOARD OF DIRECTORS

Currently, we have authorized a range of four to seven directors. Our board of directors consists of Messrs. Fann, Kaganov, Kuhling and Morgan. All our directors hold office until the next annual meeting of stockholders or until their successors are duly qualified. Our amended and restated certificate of incorporation to be effective upon completion of this offering provides that, as of the first annual meeting of stockholders, our board of directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Mr. Fann has been designated as the Class I director whose term expires at the 2001 annual meeting of stockholders; Mr. Kaganov has been designated as the Class II director whose term expires at the 2002 annual meeting of stockholders; and Messrs. Morgan and Kuhling have been designated as Class III directors whose terms expire at the 2003 annual meeting of stockholders.

BOARD COMMITTEES

Our board of directors has an audit committee and a compensation committee.

The audit committee was formed in October 1999 and currently consists of Messrs. Fann, Kaganov and Kuhling. The audit committee reviews the results and scope of the annual audit and other services provided by our independent accountants, reviews and evaluates our internal audit and control functions, and monitors transactions between us and our employees, officers and directors.

The compensation committee was formed in January 1999 and currently consists of Messrs. Kaganov and Kuhling. The compensation committee administers the 1997 Stock Option Plan, the 2000 Stock Option Plan and the 2000 Employee Stock Purchase Plan, and reviews the compensation and benefits for our executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Before establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. None of our compensation committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

DIRECTOR COMPENSATION

Our non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board and committee meetings, but they are not compensated for their services as board members. In the past, we have granted directors options to purchase our common stock pursuant to the terms of our 1997 Stock Option Plan. See "--Employee Benefit Plans."

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                                                                              49
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--------------------------------------------------------------------------------


EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of our chief executive officer and each of the next four most highly compensated current executive officers whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1999. We refer to these persons as the "named executive officers" elsewhere in this prospectus. The amounts listed under the column captioned "All Other Compensation" represent car allowances for the named executive officers, unless otherwise indicated.

Summary compensation

-------------------------------------------------------------------------------
                                                      Long-Term
                                                   Compensation
                                                     Securities
                                1999 Compensation    Underlying    All Other
Name and Principal Position         Salary   Bonus      Options Compensation
-------------------------------------------------------------------------------
John W. Morgan (1)............. $   41,667 $   --       975,000      $   -- (2)
 President and Chief Executive
    Officer
Stuart D. Edwards (3)..........    179,538     --           --        25,463(4)
 Former President and Chief
    Executive Officer
Alistair F. McLaren............    165,000     --       200,000        5,400
 Chief Financial Officer and
    Vice President of Finance
    and Administration
David S. Utley, M.D............    157,500     --       350,000        3,600
 Chief Medical Officer
Carol A. Chludzinski (5).......    131,250     --       100,000        3,150
 Vice President of Sales and
    Marketing
John W. Gaiser.................    160,000     --       300,000        3,600
 Vice President of Engineering,
    Research and Development

--------
(1) Mr. Morgan joined our company in November 1999 as President and Chief Executive Officer and as a member of our board of directors, at an annual salary of $250,000.

(2) In 1999, Mr. Morgan accrued the right to $125,000 in other compensation, $50,000 of which was attributable to a signing bonus and $75,000 of which was attributable to relocation expenses. These expenses were paid in 2000.

(3) Mr. Edwards served as President and Chief Executive Officer through October 1999. As of December 31, 1999, Mr. Edwards held 1,141,146 shares of restricted stock subject to vesting valued at $399,400.

(4) Mr. Edwards received $21,463 in consulting fees following his termination as President and Chief Executive Officer.

(5) Ms. Chludzinski joined our company in February 1999 as Vice President of Sales and Marketing, at an annual salary of $150,000.



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50

Management

--------------------------------------------------------------------------------

Options

The following table sets forth certain information with respect to stock options granted to each of our named executive officers during the fiscal year ended December 31, 1999.

Option grants in fiscal year 1999

---------------------------------------------------------------------------------------------
                                      Individual Grants
                                                                       Potential Realizable
                          Number of  Percent of                          Value At Assumed
                         Securities       Total                           Annual Rates Of
                         Underlying Net Options  Exercise            Stock Price Appreciation
                            Options  Granted to Price Per Expiration      For Option Term
Name                        Granted   Employees Share (1)       Date      5%          10%
---------------------------------------------------------------------------------------------
John W. Morgan..........    975,000        38.5     $0.15   10/27/09
Alistair F. McLaren.....    100,000         3.9     $0.11     4/1/09
David S. Utley, M.D.....    100,000         3.9     $0.11     4/1/09
David S. Utley, M.D.....    150,000         5.9     $0.15   10/27/09
Carol A. Chludzinski....    100,000         3.9     $0.11    2/19/09
John W. Gaiser..........    100,000         3.9     $0.11     4/1/09

--------
(1) We recorded deferred compensation with respect to the option grants for the difference between the exercise price and the deemed fair value of these options. See Note 9 of Notes to Financial Statements.

In 1999, we granted options to purchase an aggregate of 2,785,500 shares. 1,300,000 options are fully exercisable, subject to our lapsing right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares generally vest at the rate of 25.0% after one year of service from the date of grant, and 2.1% at the end of each month thereafter. Options have a term of ten years but may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

With respect to the amounts disclosed in the column captioned "Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term," the 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. The potential realizable values are calculated by assuming the initial offering price of common stock appreciates at the indicated rate for the entire term of the option, and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregate option exercises in last fiscal year and year-end option values

The following table sets forth certain information concerning exercises of stock options during the fiscal year ended December 31, 1999 by the named executive officers and the number and value of unexercised options held by each of the named executive officers on December 31, 1999. No options were exercised by the named executive officers in 1999.

All options are fully exercisable, subject to our lapsing right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination.

The value of "in-the-money" stock options represents the positive spread between the exercise price of stock options and the fair market value of the
options, based upon an assumed public offering price of $      per share minus
the exercise price per share.

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                                                                              51
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Management

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
--------------------------------------------------------------------------------
                                     Number of
                               Securities Underlying     Value of Unexercised
                                Unexercised Options      In-the-Money Options
                               At December 31, 1999      At December 31, 1999
Name                         Exercisable Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------
John W. Morgan..............     650,000       325,000
Alistair F. McLaren.........     137,500        62,500
David S. Utley, M.D. .......     285,416        64,584
Carol A. Chludzinski........     100,000            --
John W. Gaiser..............     196,428       103,572

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and other agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under our bylaws, we also are empowered to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We intend to purchase a directors' and officers' liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

We intend to enter into indemnification agreements with our directors and executive officers. Under these agreements, we would be required to indemnify them against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, in connection with any actual, or any threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, our amended and restated certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in our amended and restated certificate of incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

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Management

--------------------------------------------------------------------------------


There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EMPLOYMENT AGREEMENTS

In September 1999, we entered into an employment agreement with John W. Morgan whereby we have agreed to provide Mr. Morgan with a lump sum severance payment equal to six months current monthly salary and six months accelerated vesting on any unvested options upon termination of his employment other than for cause. The agreement also provides that, upon Mr. Morgan's termination other than for cause within 12 months following an acquisition, merger or sale of a majority of the company's assets, Mr. Morgan's outstanding stock options will fully and immediately vest. The agreement also provides for mortgage assistance in the amount of $8,500 per month for four years. See also "Certain transactions."

Each of our other named executive officers signed an offer letter before commencing their employment with us. The offer letters set forth each officer's:

 .position and title,

 .salary and other compensation,

 .health benefits,

 .option grant and vesting schedule, and

 .obligation to abide by confidentiality provisions.

Additionally, each offer letter states that employment with us is at-will and may be terminated by either party at any time with or without notice or cause.

EMPLOYEE BENEFIT PLANS

1997 Stock Option Plan

On May 1, 1997, our sole director at the time adopted our 1997 Stock Option Plan, referred to as the 1997 Plan, and the stockholders approved our 1997 Plan in March 1998. Our board of directors has decided not to grant any additional awards under the 1997 Plan as of the effective date of this offering. However, the 1997 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 1997 Plan.

A total of 4,700,000 shares of our common stock are authorized for issuance under the 1997 Plan. As of May 15, 2000, options and stock purchase rights to acquire a total of 2,135,223 shares of our common stock were issued and outstanding, and a total of 1,652,527 shares of our common stock had been issued upon the exercise of options and stock purchase rights granted under the 1997 Plan.

Our board of directors or a committee of our board administers the 1997 Plan. The administrator of the 1997 Plan has the authority to determine the terms and conditions of the options and stock purchase rights granted under the 1997 Plan.


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                                                                              53
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Management

--------------------------------------------------------------------------------

Our 1997 Plan provides for the grant of options and stock purchase rights. Stock purchase rights and nonstatutory stock options may be granted to our employees, directors and consultants, and incentive stock options within the meaning of Section 422 of the Internal Revenue Code may be granted to our employees.

The exercise price of options granted under our 1997 Plan may not be less than 85% of fair market value of our common stock on the date of grant, or 100% of fair market value in the case of an incentive stock option and the term of an option may not exceed 10 years. An outstanding option may terminate before the end of its 10 year term if an optionee ceases to be a service provider.

Stock purchase rights provide an eligible service provider the right to purchase shares of our common stock. The shares under a stock purchase right may or may not be fully vested on the date of grant. If the shares are initially unvested, the shares will vest over the individual's period of continued service with us. We will have the right to repurchase any unvested shares upon the individual's termination of service with us.

Our 1997 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the options will terminate. However, the administrator of the 1997 Plan has the discretionary authority to provide that each option that is not assumed or substituted in a merger or asset sale will accelerate and become fully exercisable before termination.

2000 Stock Plan

Our board of directors adopted the 2000 Stock Plan, referred to as the 2000
Plan, in       2000 and the stockholders approved our 2000 Plan in       2000.
Our 2000 Plan is the successor equity incentive plan to our 1997 Plan.

The 2000 Plan is designed to allow us to retain and attract employees, directors and consultants who are essential to our future growth and success by providing such individuals with an opportunity to acquire shares of our common stock. Our 2000 Plan provides for the grant of nonstatutory stock options to our employees, directors and consultants, and for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and employees of our corporations.

Number of shares of common stock available under the 2000 Plan

A total of 2,000,000 shares of our common stock are authorized for issuance under the 2000 Plan. On the first day of each fiscal year during the term of the 2000 Plan, beginning with our fiscal year 2001, the number of shares available for issuance under our 2000 Plan will increase by an amount of shares equal to the lesser of % of the outstanding shares of our common stock on the
last day of our immediately preceding fiscal year,     shares, or such lesser
number of shares as our board may determine.

Administration of the 2000 Plan

Our board of directors or a committee of our board administers the 2000 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the options, and the form of consideration payable upon exercise.

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54

Management

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Options

The administrator determines the exercise price of options granted under the 2000 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

No optionee may be granted an option to purchase more than     shares in any
fiscal year. In connection with his or her initial service, an optionee may be
granted options to purchase up to an additional     shares.

After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Automatic grants to nonemployee directors

Our 2000 Plan provides for the periodic automatic grant of options to our nonemployee directors. Each option granted under this automatic grant provision will have an exercise price per share equal to 100% of the fair market value per share of our common stock on the date of grant, and will have a term of 10 years, unless terminated earlier upon the optionee's termination of service as a director. Following is a brief description of the options that will automatically be granted to nonemployee directors under the 2000 Plan:

 .Initial Grant. A nonemployee director will automatically be granted an option
 to purchase     shares of our common stock on the later of the effective date of the 2000 Plan, or the date the individual first becomes a nonemployee director, whether by appointment by our board or election by our stockholders. An employee director who ceases to be an employee will not be eligible to
 receive this initial grant. Each initial    -share option grant will become
 vested and exercisable with respect to the shares in four successive equal annual installments measured from the option grant date.

 .Annual Grants. Each nonemployee director will automatically be granted an
 option to purchase    shares of our common stock on     of each year, provided
 the individual has been a nonemployee director for at least six months on the
 date of grant. Each annual    -share option grant will become vested and
 exercisable in [one installment] on the first anniversary of the option grant date.

The other terms and conditions of the options automatically granted to nonemployee directors under the 2000 Plan will be governed by the terms of our 2000 Plan.

Transferability of options

Our 2000 Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime. The administrator may, however, allow options to be transferable.

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                                                                              55

Management

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Adjustments upon merger or asset sale

Our 2000 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period.

Amendment and termination of our 2000 Plan

Our 2000 Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Plan provided it does not adversely affect any option previously granted under our 2000 Plan.

2000 Employee Stock Purchase Plan

Our board of directors adopted the 2000 Employee Stock Purchase Plan, referred
to as the Purchase Plan, in     2000 and the stockholders approved our Purchase
Plan in     2000. Our Purchase Plan provides eligible employees the opportunity to purchase shares of our common stock at a discount through payroll deductions.

Number of shares of common stock available under the Purchase Plan

A total of 400,000 shares of our common stock are authorized for issuance under the Purchase Plan. In addition, the number of shares authorized for issuance under the Purchase Plan will increase annually on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 1.5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year 500,000 shares, or such lesser number of shares as may be determined by our board of directors.

Administration of the Purchase Plan

Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

Eligibility to participate

All of our employees are eligible to participate if they are customarily employed by us for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee:

 .immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

 .whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

Offering periods and contributions

Our Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1st and

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56

Management

--------------------------------------------------------------------------------

November 1st of each year, except for the first such offering period which will begin on the first trading day on or after the effective date of this offering and will end on the last trading day on or after May 1, 2002.

Our Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions. A participant may purchase a maximum of 5,000 shares during a six-month purchase period.

Purchase of shares

Amounts deducted from a participant's eligible compensation and accumulated during a six-month purchase period are used to purchase shares of our common stock at the end of the six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period after their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

Transferability of rights

A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

Adjustments upon merger or asset sale

In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

Amendment and termination of the Purchase Plan

Our Purchase Plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

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                                                                              57

--------------------------------------------------------------------------------

Certain transactions

In January and February 1998, we issued and sold an aggregate of 5,010,000 shares of common stock to a total of 29 investors at a purchase price of $0.001 per share. The officers, directors and five percent stockholders who purchased shares of common stock were (i) Stuart D. Edwards, 3,130,000 shares,
(ii) Alistair F. McLaren, 100,000 shares and (iii) David S. Utley, 200,000 shares.

In December 1998, we sold shares of our Series B preferred stock, which is convertible into an aggregate of 5,132,744 shares of common stock, at a price per common equivalent share of $1.13. We sold the shares pursuant to a preferred stock purchase agreement and a registration rights agreement under which, among other things, we made standard representations, warranties and covenants, and provided the purchasers with registration rights and information rights. See "Description of capital stock."

In August 1999, we sold shares of our Series C preferred stock convertible into an aggregate of 9,833,333 shares of common stock at a price per common equivalent share of $1.50. We sold the shares pursuant to a preferred stock purchase agreement and a registration rights agreement under which, among other things, we made standard representations, warranties and covenants, and provided the purchasers with registration rights and information rights. See "Description of capital stock."

The purchasers of the Series B and Series C preferred stock included, among others, the following principal stockholders, directors and affiliates:

                                                              Series B  Series C
Stockholders, directors and affiliates                       Preferred Preferred
--------------------------------------------------------------------------------
ONSET Ventures.............................................. 2,544,248 1,666,667
U.S. Venture Partners....................................... 2,544,248 2,666,667
Alan L. Kaganov.............................................    44,248    33,333
Excelsior Private Equity Fund II............................           4,000,000
Travelers Insurance Co......................................           1,333,333

In May 2000, we issued promissory notes in the aggregate principal amount of $11,090,000, all of which is currently outstanding. The notes bear interest at 8%. If not prepaid, the notes are convertible into 3,696,666 shares of common stock beginning in May 2001 and are due in May 2005. Notes were issued to affiliates ONSET Ventures in the amount of $7,500,000, U.S. Venture Partners in the amount of $2,000,000, and Excelsior Private Equity Fund in the amount of $1,500,000. In connection with the issuance of the notes, each holder received warrants to purchase the number of shares of common stock equal to nine percent of the face value of each note, exercisable at a price of $2.50 per share.

Effective October 29, 1999, Stuart D. Edwards resigned as our Chief Executive Officer and President. Mr. Edwards maintains a consulting arrangement with us until April 2001, whereby he is paid $17,167 monthly.

On December 10, 1999, we extended a loan to Mr. Edwards in the aggregate principal amount of $250,000, all of which is currently outstanding. This loan bears interest at the rate of 6% per annum, matures on December 10, 2000 and is secured by 1,565,000 shares of our common stock.

Robert F. Kuhling is a general partner of ONSET Ventures and beneficially owns 4,210,915 shares of our stock. Mr. Kuhling disclaims beneficial ownership of the shares held by such entity except to his

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58

Certain transactions

--------------------------------------------------------------------------------

proportionate ownership interest therein. Mr. Morgan has invested $200,000, Mr. Gaiser has invested $200,000 and Dr. Utley has invested $100,000 in a fund managed by ONSET Ventures.

In March 2000, John W. Morgan exercised his option for 650,000 shares of common stock; Alistair F. McLaren exercised his options for 143,750 shares of common stock; David S. Utley exercised his options for 291,666 shares of common stock; Carol Chludzinski exercised her options for 150,000 shares of common stock; John W. Gaiser exercised his options for 253,571 shares of common stock; and Alan L. Kaganov exercised his option for 100,000 shares of common stock. The shares issued or issuable upon exercise are subject to repurchase by us, with such repurchase right lapsing with respect to various amounts depending on the date of grant and vesting schedule. Our right of repurchase lapses in full in the event of our merger with or into another corporation, or the sale of all or substantially all of our assets, in which our stockholders before the transaction own less than 50% of the voting securities of the surviving corporation or its parent following the transaction.

We provide Mr. Morgan with mortgage assistance in the amount of $8,500 per month for four years following the commencement of his employment. The loan will be forgiven upon termination of his employment other than for cause or upon death or disability. The loan is immediately due and payable if he voluntarily terminates employment within 12 months of an initial public offering or within 6 months of a change in control, unless the acquiring entity assumes the loan.

We have entered into a termination agreement with Stuart D. Edwards providing for his resignation as President and Chief Executive Officer, effective October 29, 1999. The agreement provides for continuation of services as a consultant until April 1, 2001 at a fee of $17,000 per month. In addition, the agreement provides that his remaining restricted stock will continue to lapse through the consulting period. If Mr. Edwards dies during the consulting period, his spouse will continue to receive consulting payments.

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                                                                              59

--------------------------------------------------------------------------------

Principal stockholders

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of May 15, 2000, and as adjusted to reflect the sale of the shares offered, by:

 .each person known by us to own beneficially more than 5% of our outstanding stock;

 .each of our directors;

 .each named executive officer; and

 .all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 15, 2000 are deemed outstanding. Percentage of beneficial ownership is based upon 23,534,743 shares
of common stock outstanding before this offering and     shares of common stock
outstanding after this offering, based on the number of shares outstanding as of May 15, 2000. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Curon Medical, Inc., 735 Palomar Ave., Sunnyvale, California 94086.

                                            Number of  Percent  Percent
                                               shares    owned    owned
                                 Number of underlying   before    after
                                    shares options or     this     this
Name of beneficial owner       outstanding   warrants offering offering
-----------------------------------------------------------------------
Entities affiliated with U.S.
   Venture Partners (1)......    5,210,915
 Alan L. Kaganov
 2180 Sand Hill Road, Suite
    300
 Menlo Park, CA 94025

Entities affiliated with
   ONSET Ventures (2)........    4,210,915
 Robert F. Kuhling, Jr.
 2490 Sand Hill Road
 Menlo Park, CA 94025

Excelsior Private Equity Fund
   II........................    4,000,000
 David I. Fann
 114 W. 47th Street
 New York, NY 10036-1532

Alan L. Kaganov (3)..........    5,388,496

Robert F. Kuhling, Jr. (4)...    4,210,915

David I. Fann (5)............    4,000,000

Stuart D. Edwards............    2,600,484
 658 Westridge Drive
 Portola Valley, CA 94028



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60

Principal stockholders

--------------------------------------------------------------------------------

                                              Number of
                                                 shares     Percent    Percent
                                   Number of underlying       owned      owned
                                      shares options or before this after this
Name of beneficial owner         outstanding   warrants    offering   offering
------------------------------------------------------------------------------
Travelers Insurance Co..........   1,333,333         --
 One Tower Square
 Nine Plaza Building
 Hartford, CT 06183

John W. Morgan..................     650,000    325,000

David S. Utley, M.D.............     491,666     58,334

John W. Gaiser..................     253,571     96,429

Alistair F. McLaren.............     243,750     56,250

Carol Chludzinski...............     150,000         --

All executive officers and
   directors as a group
   (9 persons)..................  19,322,215    636,013

--------
 *  Less than 1% of the outstanding common stock.

(1) Includes 4,689,824 shares held by U.S. Venture Partners V, L.P., 260,545 shares held by USVP V International, L.P., 145,906 shares held by 2180 Associates Fund V, L.P., and 114,640 shares held by USVP V Entrepreneur Partners, L.P. Excludes 177,581 shares held by Mr. Kaganov, 100,000 of which are the result of exercising his option and are subject to repurchase by us. Mr. Kaganov is a general partner of U.S. Venture Partners, L.P.

(2) Included 4,210,915 shares held by ONSET Enterprise Associates III, L.P.

(3) Includes 5,210,915 shares held by entities affiliated with U.S. Venture Partners, L.P. Mr. Kaganov is a venture partner of U.S. Venture Partners, L.P. and disclaims beneficial ownership of the shares held by U.S. Venture Partners, L.P. except to the extent of his proportionate partnership interest therein. Also includes 177,581 shares held by Mr. Kaganov.

(4) Includes 4,210,915 shares held by ONSET Enterprise Associates III, L.P. Mr. Kuhling is a general partner of ONSET Enterprise Associates, III L.P. and disclaims beneficial ownership of the shares held by ONSET Enterprise Associates III, L.P. except to the extent of his proportionate partnership interest therein.

(5) Includes 4,000,000 shares held by Excelsior Private Equity Fund II, Inc. Mr. Fann is President and Chief Executive Officer of Excelsior Private Equity Fund II, Inc. and disclaims beneficial ownership of the shares held by Excelsior Private Equity Fund II, Inc. except to the extent of his proportionate investment interest therein.

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                                                                              61

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Description of capital stock

The following information describes our common stock and preferred stock, as well as options to purchase our common stock, and provisions of our certificate of incorporation and our bylaws. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

Upon the completion of this offering, we will be authorized to issue up to 55,000,000 shares of capital stock, $0.001 par value, to be divided into two classes to be designated, respectively, "common stock" and "preferred stock." Of such shares authorized, 50,000,000 shares shall be designated as common stock, and 5,000,000 shares shall be designated as preferred stock.

COMMON STOCK

As of May 15, 2000, there were 23,534,743 shares of common stock outstanding that were held of record by approximately 96 stockholders, assuming conversion of all shares of preferred stock outstanding as of May 15, 2000 into 16,837,077
shares of common stock. There will be     shares of common stock outstanding,
assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, after giving effect to the sale of common stock offered in this offering. As of May 15, 2000, there are outstanding options to purchase a total of 2,135,223 shares of our common stock under our stock plans.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders. See "Dividend policy." In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

WARRANTS

As of May 15, 2000, there were warrants outstanding to purchase 267,000 shares of common stock at a weighted average exercise price of $0.63 per share, assuming conversion of series A preferred warrants to common. As of May 15, 2000, there were warrants outstanding to purchase 217,000 shares of Series A preferred stock at a weighted average exercise price of $0.65 per share, which upon completion of this offering will be exercisable into 217,000 shares of common stock. We issued all of the warrants to Venture Banking Group, a division of Cupertino National Bank, in connection with a line of credit. Warrants to purchase 50,000 shares of common stock are exercisable at any time prior to the earlier of January 8, 2008, or five years after the effective date of this offering. Warrants for 7,000, 60,000 and 150,000 shares of series A preferred stock are exercisable at any time prior to the earlier of February, August and October, 2008, respectively, or five years after the effective date of this offering. In addition, on May 19, 2000 we issued warrants to purchase 998,100 shares of common stock at an exercise price of $2.50 per share in connection with a convertible note financing.

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62

Description of capital stock

--------------------------------------------------------------------------------


PREFERRED STOCK

Upon completion of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Curon Medical. We have no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

After the closing of this offering, the holders of approximately 16,837,077 shares of our common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to include their common stock in such registration, subject to certain marketing and other limitations. Beginning six months after the closing of this offering, the holders of at least 40% of these securities have the right to require us, on not more than three occasions, to file a registration statement under the Securities Act in order to register shares of their common stock. We may, in certain circumstances, defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, these holders may require us to register all or a portion of their shares on Form S-3, subject to certain conditions and limitations.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Our bylaws provide for our board of directors to be divided into three classes, with staggered three-year terms. When this division is effective, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. However, until this classification of our board of directors is effective, and because our stockholders have no cumulative voting rights, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of the directors. Our bylaws also provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer, president and one or more stockholders holding shares in the aggregate in at least 10% of the voting shares of our stock may call a special meeting of stockholders.

The combination of the classification of our board of directors, when effective, and the lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of Curon Medical by replacing our board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Curon Medical.

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------


These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Curon Medical. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished them and to discourage certain types of transactions that may involve an actual or threatened change of control of Curon Medical. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

 .before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

 .upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

 .on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

 .any merger or consolidation involving the corporation and the interested stockholder;

 .any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

 .subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

 .any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

 .the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

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64

Description of capital stock

--------------------------------------------------------------------------------


In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

NASDAQ NATIONAL MARKET LISTING

Application has been made for quotation of our common stock on the Nasdaq National Market under the symbol "CURN."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C. Its address is 400 South Hope St., 4th Floor, Los Angeles, California 90071, and its telephone number is (213) 553-9730.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Upon completion of this offering, we will have     shares of common stock
outstanding based on shares outstanding as of March 15, 2000. Of these shares,
the     shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act and the regulations promulgated thereunder.

Of these shares, the remaining     shares were sold by us in reliance on
exemptions from the registration requirements of the Securities Act, are restricted securities within the meaning of Rule 144 under the Securities Act and become eligible for sale in the public market as follows:

 .beginning 90 days after the effective date,     shares will become eligible
 for sale subject to the provisions of Rules 144 and 701; and

 .beginning 180 days after the date of this prospectus,     additional shares
 will become eligible for sale, subject to the provisions of Rule 144, Rule 144(k) or Rule 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders;

Beginning 180 days after the date of this prospectus,     additional shares
subject to vested options as of the date of completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of the then
outstanding shares of common stock, approximately     shares immediately after
this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

Any of our employees, officers, directors or consultants who purchased his or her shares before the date of completion of this offering or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the date of completion of this offering. However, we and certain officers, directors and other stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 180-day period after the date of this prospectus without the prior written consent of the underwriters. See "Underwriting."

Approximately 180 days after the date of completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for

--------------------------------------------------------------------------------

Shares eligible for future sale

--------------------------------------------------------------------------------

issuance under the 1997 Plan, the 2000 Plan and the Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

Before this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Underwriting

Curon Medical and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, CIBC World Markets Corp. and SG Cowen Securities Corporation are the representatives of the underwriters.

                                                                          Number
                                                                              of
Underwriters                                                              Shares
--------------------------------------------------------------------------------
UBS Warburg LLC.........................................................
CIBC World Markets Corp. ...............................................
SG Cowen Securities Corporation.........................................
                                                                           ----
  Total.................................................................
                                                                           ====

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional     shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up
to an additional     shares.

                                                       No exercise Full exercise
--------------------------------------------------------------------------------
Per share............................................         $             $
  Total..............................................         $             $

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $ .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $   per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $   per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

Curon Medical, its directors, officers and substantially all of its stockholders, option holders and warrant holders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

-------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------


The underwriters have reserved for sale, at the initial public offering price,
up to     shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserve shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Before this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

 .the information set forth in this prospectus and otherwise available to the representatives;

 .the history and the prospects for the industry in which we compete;

 .the ability of our management;

 .our prospects for future earnings, the present state of our development, and our current financial position;

 .the general condition of the securities markets at the time of this offering; and

 .the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Legal matters

The validity of the shares of common stock offered hereby will be passed upon for Curon Medical, Inc. by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. Partners and associates of Wilson Sonsini Goodrich & Rosati, Palo Alto, California maintain beneficial ownership of 160,000 shares of our common stock. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

Experts

The financial statements as of December 31, 1998 and 1999 and for the period from May 1, 1997 (date of inception) to December 31, 1997, for each of the two years in the period ended December 31, 1999 and for the cumulative period from May 1, 1997 (date of inception) to December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are apart of the registration statement for a copy of the contract or document.

You may read and copy all or any portion of the registration statement or any other information that Curon Medical, Inc. files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------

Curon Medical, Inc. (a company in the development stage)

--------------------------------------------------------------------------------


INDEX TO FINANCIAL STATEMENTS

                                                                            Page
--------------------------------------------------------------------------------
Report of Independent Accountants..........................................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Stockholders' Deficit........................................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Curon Medical, Inc.
(a company in the development stage)

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Curon Medical, Inc. (a company in the development stage) at December 31, 1998 and December 31, 1999, and the results of its operations and its cash flows for the period from May 1, 1997 (date of inception) to December 31, 1997, for each of the two years in the period ended December 31, 1999 and for the cumulative period from May 1, 1997 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
May 3, 2000, except for Note 13
for which the date is May 19, 2000
San Jose, California

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

BALANCE SHEETS

                                                                     Pro forma
                                                                  Stockholders
                                                                     Equity at
                                 December 31,          March 31,     March 31,
                                  1998         1999         2000          2000
-------------------------------------------------------------------------------
                                                           (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents.............  $4,502,000   $7,988,000   $6,879,000
 Marketable securities....          --    1,510,000           --
 Accounts receivable......          --           --       16,000
 Related party
  receivables.............     262,000           --           --
 Prepaid expenses and
  other current assets....       6,000       88,000      143,000
 Inventories..............          --      321,000      377,000
                            ----------  -----------  -----------
Total current assets......   4,770,000    9,907,000    7,415,000
Related party note
 receivable...............     250,000      250,000      277,000
Property and equipment,
 net......................     767,000    1,458,000    1,437,000
Intangible assets.........          --           --      468,000
Other assets..............      55,000       71,000       83,000
                            ----------  -----------  -----------
Total assets..............  $5,842,000  $11,686,000   $9,680,000
                            ==========  ===========  ===========
Liabilities, Convertible
 Preferred Stock and
 Warrants and
 Stockholders' Equity
 (Deficit)
Current liabilities:
 Accounts payable.........    $183,000     $586,000     $333,000
 Accrued liabilities......     207,000      922,000      701,000
 Current portion of long-
  term debt...............     157,000      223,000      223,000
                            ----------  -----------  -----------
Total current
 liabilities..............     547,000    1,731,000    1,257,000
Long-term debt, net of
 current portion..........     459,000      227,000      171,000
Other liabilities.........          --       19,000       19,000
                            ----------  -----------  -----------
Total liabilities.........   1,006,000    1,977,000    1,447,000
                            ----------  -----------  -----------
 Convertible preferred
  stock: $0.001 par value;
 Authorized: 17,800,000
  shares
 Issued and outstanding:
  7,004,000 shares at
  December 31, 1998,
  16,837,000 shares at
  December 31, 1999, and
  March 31, 2000
  (unaudited) and none
  pro forma (unaudited)
  (Liquidation value:
  $22,421,000 at December
  31, 1999) ..............   7,593,000   21,688,000   21,688,000  $         --
                            ----------  -----------  -----------  ------------
 Preferred stock
  warrants................     120,000      120,000      120,000            --
                            ----------  -----------  -----------  ------------
Commitments and
 Contingency (Note 6)
Stockholders' equity
 (deficit):
 Common Stock: $0.001 par
  value;
 Authorized: 30,000,000
  shares
 Issued and outstanding:
  4,970,000 shares at
  December 31, 1998,
  4,945,000 shares at
  December 31, 1999,
  6,653,000 shares at
  March 31, 2000
  (unaudited) and
  23,371,000 shares pro
  forma (unaudited).......       5,000        5,000        7,000        23,000
 Additional paid-in
  capital.................     288,000    8,642,000   11,018,000    32,810,000
 Deferred stock
  compensation............    (176,000)  (3,663,000)  (4,208,000)   (4,208,000)
 Deficit accumulated
  during the development
  stage...................  (2,994,000) (17,083,000) (20,392,000)  (20,392,000)
                            ----------  -----------  -----------  ------------
 Total stockholders'
  equity (deficit)........  (2,877,000) (12,099,000) (13,575,000) $  8,233,000
                            ----------  -----------  -----------  ============
Total liabilities,
 convertible preferred
 stock and warrants and
 stockholders' equity
 (deficit)................  $5,842,000  $11,686,000   $9,680,000
                            ==========  ===========  ===========


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS

                                                                     Cumulative
                           Period from                              Period from
                           May 1, 1997                              May 1, 1997
                              (Date of                                 (Date of
                            Inception)                               Inception)
                                    to                                       to    Three Months Ended
                          December 31,  Years Ended December 31,   December 31,         March 31,
                                  1997         1998          1999          1999         1999         2000
                   ---------------------------------------------------------------------------------------
                                                                                       (unaudited)
Revenues................      $     --  $        --  $         --  $         --  $        --  $    44,000
Cost of goods sold......            --           --            --            --           --       21,000
                              --------  -----------  ------------  ------------  -----------  -----------
Gross profit............            --           --            --            --           --       23,000

Operating expenses:
 Research and
    development.........        28,000    1,581,000     8,961,000    10,570,000      990,000    1,756,000
 Clinical and
    regulatory..........            --      335,000     2,012,000     2,347,000      369,000      410,000
 Sales and marketing....            --           --       940,000       940,000      105,000      339,000
 General and
    administrative......        13,000      959,000     2,345,000     3,317,000      312,000      931,000
                              --------  -----------  ------------  ------------  -----------  -----------
Operating loss..........       (41,000)  (2,875,000)  (14,258,000)  (17,174,000)  (1,776,000)  (3,413,000)
Interest income.........            --        8,000       258,000       266,000       38,000      117,000
Interest expense........            --      (86,000)      (89,000)     (175,000)     (17,000)     (13,000)
                              --------  -----------  ------------  ------------  -----------  -----------
Net loss................      $(41,000) $(2,953,000) $(14,089,000) $(17,083,000) $(1,755,000) $(3,309,000)
                              ========  ===========  ============  ============  ===========  ===========
Net loss per share,
   basic and diluted....      $     --  $     (1.28) $      (4.35)               $     (0.57) $     (0.92)
                              ========  ===========  ============                ===========  ===========
Shares used in computing
   net loss per share,
   basic and diluted....           N/A    2,306,000     3,237,000                  3,089,000    3,590,000
                              ========  ===========  ============                ===========  ===========
Pro forma net loss per
   share, basic and
   diluted..............                             $      (1.04)                            $     (0.16)
                                                     ============                             ===========
Shares used in computing
   pro forma net loss
   per share, basic and
   diluted..............                               13,519,000                              20,427,000
                                                     ============                             ===========



The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' DEFICIT
Period from May 1, 1997 (Date of Inception) to March 31, 2000

                                                                          Deficit
                                                                      Accumulated
                           Common Stock     Additional     Deferred    during the          Total
                         -----------------     Paid-In        Stock   Development  Stockholders'
                            Shares  Amount     Capital Compensation         Stage        Deficit
                         ---------  ------ ----------- ------------  ------------  -------------
May 1, 1997 (date of
   inception)...........
Net loss................        --     $--         $--          $--      $(41,000)      $(41,000)
                         ---------  ------ -----------  -----------  ------------   ------------
Balance at December 31,
   1997.................        --      --          --           --       (41,000)       (41,000)
 Issuance of common
    stock in February
    1998 at $0.001 per
    share in exchange
    for services
    rendered............ 3,130,000   3,000          --           --            --          3,000
 Issuance of common
    stock in February
    and March 1998 at
    $0.001 per share ... 1,880,000   2,000          --           --            --          2,000
 Repurchase of common
    stock in June,
    October and November
    1998 at $0.001 per
    share...............  (190,000)     --          --           --            --             --
 Issuance of common
    stock in July 1998
    in exchange for
    services rendered at
    $0.10 per share.....   150,000      --      15,000           --            --         15,000
 Deferred stock
    compensation........        --      --     273,000     (273,000)           --             --
 Amortization of
    deferred stock
    compensation........        --      --          --       97,000            --         97,000
 Net loss...............        --      --          --           --    (2,953,000)    (2,953,000)
                         ---------  ------ -----------  -----------  ------------   ------------
Balance at December 31,
   1998................. 4,970,000   5,000     288,000     (176,000)   (2,994,000)    (2,877,000)
 Common shares forfeited
    against unpaid
    employee loan in
    March 1999..........   (25,000)     --          --           --            --             --
 Deferred stock
    compensation........        --      --   8,354,000   (8,354,000)           --             --
 Amortization of
    deferred stock
    compensation........        --      --          --    4,867,000            --      4,867,000
 Net loss...............        --      --          --           --   (14,089,000)   (14,089,000)
                         ---------  ------ -----------  -----------  ------------   ------------
Balance at December 31,
   1999................. 4,945,000   5,000   8,642,000   (3,663,000)  (17,083,000)   (12,099,000)
 Issuance of common
    stock in February
    2000 at $4.93 per
    share in exchange
    for patent license
    agreement...........   100,000      --     493,000           --            --        493,000
 Issuance of common
    stock in January and
    March 2000 at $0.14
    per share .......... 1,608,000   2,000     229,000           --            --        231,000
 Deferred stock
    compensation........        --      --   1,654,000   (1,654,000)           --             --
 Amortization of
    deferred stock
    compensation........        --      --          --    1,109,000            --      1,109,000
 Net loss...............        --      --          --           --    (3,309,000)    (3,309,000)
                         ---------  ------ -----------  -----------  ------------   ------------
Balance at March 31,
   2000 (unaudited)..... 6,653,000  $7,000 $11,018,000  $(4,208,000) $(20,392,000)  $(13,575,000)
                         =========  ====== ===========  ===========  ============   ============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                                     Cumulative
                           Period from                              Period from
                           May 1, 1997                              May 1, 1997
                              (Date of                                 (Date of
                            Inception)                               Inception)    Three Months Ended
                                    to  Year Ended December 31,              to         March 31,
                          December 31,  -------------------------  December 31,  ------------------------
                                  1997         1998          1999          1999         1999         2000
                          ------------  -----------  ------------  ------------  -----------  -----------
                                                                                       (unaudited)
Cash flows from
 operating activities:
Net loss................      $(41,000) $(2,953,000) $(14,089,000) $(17,083,000) $(1,755,000) $(3,309,000)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
 Depreciation and
  amortization..........            --      151,000       325,000       476,000       58,000      136,000
 Write-off of related
  party receivables.....            --           --        73,000        73,000           --           --
 Amortization of stock-
  based compensation....            --       97,000     4,867,000     4,964,000      135,000    1,109,000
 Amortization of
  discount on notes
  payable...............            --       69,000        22,000        91,000        5,000        7,000
 Common stock issued in
  exchange for services
  rendered..............            --       18,000            --         3,000           --           --
 Preferred stock issued
  in exchange for
  intellectual property
  and services
  rendered..............            --      175,000         3,000       193,000           --           --
 Changes in current
  assets and
  liabilities:
 Accounts receivable
  trade.................            --           --            --            --           --      (16,000)
 Inventories............            --           --      (321,000)     (321,000)          --      (56,000)
 Prepaid expenses and
  other current assets..            --       (6,000)      (82,000)      (88,000)      (2,000)     (55,000)
 Other assets...........        (4,000)     (51,000)      (16,000)      (71,000)      10,000      (12,000)
 Accounts payable.......        96,000       87,000       403,000       586,000      289,000     (253,000)
 Accrued liabilities....            --      207,000       715,000       922,000      (72,000)    (221,000)
 Other long-term
  liabilities...........            --           --        19,000        19,000           --           --
                              --------  -----------  ------------  ------------  -----------  -----------
  Net cash provided by
   (used in) operating
   activities...........        51,000   (2,206,000)   (8,081,000)  (10,236,000)  (1,332,000)  (2,670,000)
                              --------  -----------  ------------  ------------  -----------  -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment.........       (51,000)    (867,000)   (1,016,000)   (1,934,000)    (253,000)     (90,000)
 Purchase of marketable
  securities............            --           --    (1,510,000)   (1,510,000)          --
 Maturities of
  marketable
  securities............            --           --            --            --           --    1,510,000
                              --------  -----------  ------------  ------------  -----------  -----------
  Net cash provided by
   (used in) investing
   activities...........       (51,000)    (867,000)   (2,526,000)   (3,444,000)    (253,000)   1,420,000
                              --------  -----------  ------------  ------------  -----------  -----------

Cash flows from
 financing activities:
 Proceeds from issuance
  of notes payable......         1,000      780,000            --       781,000           --           --
 Proceeds from issuance
  of convertible notes
  payable...............            --           --       800,000       800,000           --           --
 Principal payments on
  notes payable.........            --     (114,000)     (188,000)     (302,000)     (28,000)     (63,000)
 Related party
  receivables...........            --     (262,000)      189,000       (73,000)      (9,000)          --
 Related party note
  receivable............            --     (250,000)           --      (250,000)      (2,000)     (27,000)
 Proceeds from issuance
  of convertible
  preferred stock, net..            --    7,418,000    13,292,000    20,710,000           --           --
 Proceeds from issuance
  of common stock.......            --        2,000            --         2,000           --      231,000
                              --------  -----------  ------------  ------------  -----------  -----------
  Net cash provided by
   (used in) financing
   activities...........         1,000    7,574,000    14,093,000    21,668,000      (39,000)     141,000
                              --------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............         1,000    4,501,000     3,486,000     7,988,000   (1,624,000)  (1,109,000)
Cash and cash
 equivalents at
 beginning of period....            --        1,000     4,502,000            --    4,502,000    7,988,000
                              --------  -----------  ------------  ------------  -----------  -----------
Cash and cash
 equivalents at end of
 period.................        $1,000   $4,502,000    $7,988,000    $7,988,000   $2,878,000   $6,879,000
                              ========  ===========  ============  ============  ===========  ===========


Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest..............           $--      $16,000       $67,000       $83,000      $17,000      $12,000
 Cash paid for taxes....           $--       $3,000        $1,000        $4,000          $--  $        --

Supplemental disclosure
 of non-cash investing
 and financing
 information:
 Conversion of notes
  payable and accrued
  interest to preferred
  stock.................           $--          $--      $803,000      $803,000          $--          $--
 Deferred compensation..           $--     $273,000    $8,354,000    $8,549,000     $474,000   $1,654,000
 Issuance of warrants
  with debt.............           $--     $120,000           $--      $120,000          $--          $--
 Issuance of common
  stock in exchange for
  patent license
  agreement.............           $--          $--           $--           $--          $--     $493,000

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS



NOTE 1--FORMATION AND BUSINESS OF THE COMPANY:

Curon Medical, Inc., formerly Conway Stuart Medical, Inc., (the "Company") was incorporated in the state of Delaware on May 1, 1997. The Company develops, manufactures, and markets proprietary products for the treatment of gastrointestinal disorders. The Company is in the development stage and since inception has devoted substantially all of its efforts to developing its products and raising capital.

In the course of its development activities, the Company has sustained operating losses and expects such losses to continue over the next several years. The Company intends to finance its operations primarily through its cash and cash equivalents, marketable securities, future financing and future revenues. However, there can be no assurance that such efforts will succeed or that sufficient funds will be made available.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Unaudited interim financial information
The interim financial statements for the three months ended March 31, 1999 and March 31, 2000 are unaudited and have been prepared on the same basis as the annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial statements have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Initial public offering
In April 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the outstanding preferred stock and warrants to purchase preferred stock as of December 31, 1999, will automatically convert into 16,837,000 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

Cash and cash equivalents
The Company considers all highly liquid investments purchased with remaining maturities of three months or less at the date of purchase to be cash equivalents. The Company's cash and cash equivalents include deposit funds, money market funds and commercial paper.

Marketable securities
Marketable securities consist primarily of marketable corporate bonds and commercial paper with a remaining maturity at the date of purchase of greater than three months. These investments are classified as available-for-sale securities and are stated at market value (which approximates cost), with any temporary differences between an investment's amortized cost and its market value recorded as a

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

separate component of stockholders' equity (deficit) until such gains or losses are realized. Gains or losses on the sales of securities are determined on a specific identification basis. At December 31, 1999, marketable securities were invested in corporate bonds and commercial paper which mature in 2000.

Concentration of credit risk and other risks and uncertainties
The Company's cash and cash equivalents are maintained at one financial institution. Deposits in this institution may exceed the amount of insurance provided on such deposits.

The majority of products developed by the Company may require clearance from the Food and Drug Administration ("FDA") or other international regulatory agencies prior to commercial sales. There can be no assurance the Company's products will receive the necessary clearance. If the Company was denied clearance or clearance was delayed, it may have a material adverse impact on the Company.

The Company's products and services are concentrated in rapidly changing, highly competitive markets which are characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on the Company's business and operating results.

Inventories
Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Property and equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Fixed assets are depreciated over a life of 3-5 years. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the improvement, or the lease term if shorter. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Intangible assets
Intangible assets consist of a technology license which is being amortized on a straight-line basis over its estimated useful life of five years.

Long-lived assets
Long-lived assets and intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Research and development
Research and development costs related to present and future products are expensed as incurred.

Income taxes
The Company accounts for income taxes under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Accounting for stock-based compensation
The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, unearned stock compensation is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." The equity instruments are valued using the Black-Scholes model.

All deferred stock compensation is amortized and expensed in accordance with FASB Interpretation No. 28, an accelerated vesting model.

Net loss per share
Basic net loss per share is calculated based on the weighted-average number of common shares outstanding during the period excluding those shares that are subject to repurchase. Diluted net loss per share would give effect to the dilutive effect of common stock equivalents consisting of preferred stock, stock options, warrants, and common stock subject to repurchase (calculated using the treasury stock method). Potentially dilutive securities have been excluded from the diluted net loss per share computations as they have an antidilutive effect due to the Company's net loss.

Pro forma net loss per share (unaudited)
Pro forma net loss per share for the year ended December 31, 1999 and the three months ended March 31, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's preferred stock into shares of common stock effective upon the closing of the offering, as if such conversion occurred on January 1, 1999 and January 1, 2000 or at the date of the original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 10,282,000 shares and 16,837,000 shares for the year ended December 31, 1999 and for the 3 months ended March 31, 2000, respectively.

Fair value of financial instruments
The carrying value of the Company's financial instruments, including cash and cash equivalents, related party receivables, and accounts payable approximate fair value. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of obligations approximates fair value.

Segments
The Company operates in one segment, using one measurement of profitability to manage its business. All long-lived assets are maintained in the United States.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Recent accounting pronouncements
In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 as amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133" is effective for fiscal years beginning after June 15, 2000. The Company is evaluating the impact, if any, that SFAS No. 133 may have on its financial statements. The Company, to date, has not engaged in derivative and hedging activities.

In December 1999, the Securities and Exchange commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure on revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes that its current revenue recognition policy is in compliance with SAB 101.

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB 25," which clarifies (a) the definition of an employee for purposes of applying opinion 25 (b) the criteria for determining whether a plan qualifies as a non-compensatory plan
(c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, with certain provisions effective earlier. The Company does not expect FIN 44 to have a significant impact on its financial statements.

NOTE 3--INVENTORIES:

                                                    December 31,  December 31,
                                                            1998          1999
-------------------------------------------------------------------------------
Raw materials......................................     $     --    $  209,000
Finished goods.....................................           --       112,000
                                                        --------    ----------
                                                        $     --    $  321,000
                                                        ========    ==========

NOTE 4--PROPERTY AND EQUIPMENT:

                                                    December 31,  December 31,
                                                            1998          1999
-------------------------------------------------------------------------------
Computer and office equipment......................     $178,000    $  336,000
Equipment..........................................      614,000     1,072,000
Furniture and fixtures.............................        7,000        85,000
Leasehold improvements.............................       83,000       283,000
Software...........................................       36,000       158,000
                                                        --------    ----------
                                                         918,000     1,934,000
Less: Accumulated depreciation and amortization....     (151,000)     (476,000)
                                                        --------    ----------
                                                        $767,000    $1,458,000
                                                        ========    ==========

Depreciation and amortization expense on property and equipment, for the years ended December 31, 1998 and 1999 was $151,000 and $325,000, respectively. Depreciation expense from May 1, 1997 (date of inception) to December 31, 1999 totaled $476,000.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


NOTE 5--LONG-TERM DEBT:

Long-term borrowings
The Company entered into an equipment line of credit in 1998. On February 18, 1999, the Company converted its equipment line of credit into a term debt agreement which is collateralized by the equipment purchased under the original line of credit and under substantially the same terms as the original agreement. No gain or loss resulted on this conversion. At December 31, 1999, the Company had $430,000 outstanding on this debt. Monthly payments began on March 18, 1999 and will continue through February 2002. The term debt bears interest at a rate of prime plus 2% per annum (10.5% at December 31, 1999). Under the agreement, the Company is required to comply with certain financial covenants.

The Company has a term loan with an outstanding balance at December 31, 1999 of $49,000. The note is collateralized by the Company's assets. Monthly payments of principal and interest will continue through December 18, 2001. Interest on this note is set at the prime rate plus 2% per annum (10.5% at December 31, 1999).

On July 29, 1999, the Company issued 6% convertible promissory notes totaling $800,000 in exchange for cash. The notes were due on August 31, 1999. On August 31, 1999, the notes had accrued interest of $3,000 were converted into 535,698 shares of Series C Preferred Stock based on a conversion price of $1.50 per preferred share.

Principal payments on notes payable are as follows:

Year Ending December 31,
--------------------------------------------------------------------------------
2000................................................................. $ 223,000
2001.................................................................   223,000
2002.................................................................    33,000
2003 and thereafter..................................................        --
                                                                      ---------
                                                                        479,000
Less:
Unamortized discount related to stock warrants.......................   (29,000)
Current portion......................................................  (223,000)
                                                                      ---------
                                                                      $ 227,000
                                                                      =========

NOTE 6--COMMITMENTS AND CONTINGENCY:

Leases
The Company leases office space under noncancelable operating leases expiring in September 2003. Rent expense for the period May 1, 1997 through December 31, 1997, the years ended December 31, 1998, 1999 and for the cumulative period from May 1, 1997 (date of inception) to December 31, 1999 was $0, $144,000, $406,000 and $550,000, respectively.

At December 31, 1999, future minimum facility lease payments, are as follows:

2000................................................................. $  508,000
2001.................................................................    525,000
2002.................................................................    543,000
2003.................................................................    414,000
                                                                      ----------
                                                                      $1,990,000
                                                                      ==========

In October 1999, the Company entered into a mutual agreement to terminate an employment relationship with the former president and CEO. As a result of the agreement, the Company released from restriction

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

the remaining shares subject to repurchase, totaling 1,239,000 shares. Additionally, the Company agreed to pay $310,000 over a period of 18 months. The total amount expensed in 1999 related to this agreement was $3,317,000.

Contingency
The Company is involved in routine legal and administrative proceedings that arise from the normal conduct of business. Management believes that the ultimate disposition of these matters will not have a material adverse effect on the financial results or condition of the Company.

Development and technology license agreements
In December 1998, the Company entered into a technology license agreement with Somnus Medical Technologies, Inc. granting the Company a license to manufacture, use or sell products based on licensed technology in exchange for a one-time license fee and shares of the Company's Series A Preferred Stock. At the time of the licensing agreement, the Company believed that any knowledge gained would be useful in developing their new product, however, there were no alternative future uses (in other research and development projects or otherwise) as the product was still undergoing significant testing and development. Therefore, all amounts paid, including the value of the preferred shares, were included as a component of research and development expense in 1998. Additionally, the Company is obligated to make royalty payments tied to the Company's average selling price on licensed products. At the time of the agreement, the Company paid to Somnus document fees upon receipt of the design and manufacturing documents.

The technology agreement allows the Company to use the technology in a licensed field, as defined in the technology agreement, and gives the Company an irrevocable license to manufacture, have manufactured, use, offer to sell, sell and import Radio Frequency generators based on the licensed technology in the licensed field. The term of the agreement will be until the earlier of (i) the expiration of the term of the last patent within the licensed technology owned by Somnus or (ii) fifteen years if no patents within the licensed technology are issued.

NOTE 7--CONVERTIBLE PREFERRED STOCK:

At December 31, 1999, the amounts, terms and liquidation values of Series A, Series B and Series C convertible preferred stock are as follows:

                                                                                 Shares of
                                                                                    Common
                                                                                     Stock
                            Shares                                   Amount Net   Reserved   Aggregate
                Shares  Issued and                            Issue of Issuance        for Liquidation
            Designated Outstanding          Date of Issuance  Price       Costs Conversion  Preference
------------------------------------------------------------------------------------------------------
 Series A..  2,100,000   1,871,000 March, May and June 1998   $1.00 $ 1,850,000  2,100,000 $ 1,871,000
 Series B..  5,200,000   5,133,000            December 1998   $1.13   5,743,000  5,200,000   5,800,000
 Series C.. 10,500,000   9,833,000              August 1999   $1.50  14,095,000 10,500,000  14,750,000
            ---------- ----------                                   ----------- ---------- -----------
            17,800,000  16,837,000                                  $21,688,000 17,800,000 $22,421,000
            ========== ==========                                   =========== ========== ===========

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Voting
Each share of Series A, Series B and Series C convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible.

As long as any shares of Series C convertible preferred stock remains outstanding, the Company must obtain the approval from the holders of a majority of the outstanding Series C convertible preferred stock in order to make any change to the liquidation preference of the Series C convertible preferred stock.

As long as any shares of Series A, Series B and Series C convertible preferred stock remain outstanding, the Company must obtain approval from the holders of at least two-thirds of the outstanding Series A, Series B and Series C convertible preferred stock voting together as a single class in order to alter the certificate of incorporation as related to convertible preferred stock, change the authorized number of shares of convertible preferred stock or common stock, repurchase any shares of common stock other than shares from employees or consultants to the Company or pursuant to the Company's right of first refusal, change the authorized number of Directors, create a new class of stock or effect a merger or sale of all or substantially all of the assets of the Company.

Dividends
Holders of Series A, Series B and Series C convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.07, $0.08 and $0.105 per share, respectively, when and if declared by the Board of Directors. The holders of Series A, Series B and Series C convertible preferred stock will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock have been declared by the Board from inception through December 31, 1999.

Liquidation
In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C preferred stock shall be entitled to receive an amount of $1.50 per share plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Series A and Series B convertible preferred stock and common stock. After payments have been made to the holders of Series C convertible preferred stock, the holders of Series A and Series B convertible preferred stock are entitled to receive an amount of $1.00 and $1.13 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. After payment has been made to the holders of Series A, Series B and Series C convertible preferred stock, each share of Series A, Series B and Series C convertible preferred stock and common stock shall receive pro rata payment on an as-if-converted to common stock basis until the holders of Series A, Series B and Series C convertible preferred stock have received an aggregate of $3.00, $3.39 and $4.50 per share, respectively, after which all remaining assets or surplus funds of the Company shall be distributed to the holders of common stock.

Should the Company's legally available assets distributed among the holders of the Series C convertible preferred stock, be insufficient to satisfy the liquidation preferences, the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of Series C convertible preferred stock in proportion to the respective amounts which would be payable on the shares held by them if the preferential amounts were paid in full.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Should the Company's legally available assets, distributed among the holders of the Series A and Series B Convertible Preferred Stock, be insufficient to satisfy the liquidation preferences, the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of Series A and Series B convertible preferred stock in proportion to the respective amounts which would be payable on the shares held by them if the preferential amounts were paid in full.

Conversion
Each share of Series A, Series B and Series C convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A, Series B and Series C convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of an initial public offering of common stock under the Securities Act of 1933 at a per share price of at least $5.00 per share with gross proceeds of at least $15,000,000, or (2) the closing of a firm commitment public offering of common stock at a price per share of less than $5.00 but not less than $4.00 and an aggregate offering price of not less than $15,000,000 provided that the holders of a majority of the holders of outstanding preferred stock voting as a single class, or (3) upon the Company's receipt of the written consent of the holders of a majority of the outstanding shares of the Series B and C convertible preferred stock, voting separately.

Warrants for Convertible Preferred Stock
In February and August 1998, the Company issued warrants to purchase 7,000 and 60,000 shares of Series A convertible preferred stock for $1.00 per share in connection with a line of credit arrangement (Note 5). Should the Company complete an initial public offering, the warrants would provide for the purchase of common stock based on the conversion ratio of the common to preferred on the closing date. Such warrants are outstanding at December 31, 1999 and expire the later of 2008 or five years after the closing of an initial public offering of the Company's common stock. The value of these warrants, determined by using a Black-Scholes model, was not material.

In connection with a line of credit agreement (Note 5), the Company issued a warrant to purchase 150,000 shares of series A preferred stock for $0.50 per share. Should the Company complete an initial public offering, the warrants would provide for the purchase of common stock based on the conversion ratio of the common to preferred on the closing date. The warrant expires the later of October 2008 or five years after the closing of an initial public offering of the Company's common stock. The aggregate value of these warrants of $120,000, determined using a Black-Scholes valuation model, has been recorded as a discount to notes payable and is being accreted as interest expense over the life of the line.

NOTE 8--COMMON STOCK:

The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 30,000,000 shares of $0.001 par value common stock. Certain of the shares issued are subject to a right of repurchase by the Company subject to vesting, which is generally over a three or four year period from the issuance date until vesting is complete. At December 31, 1998 and 1999, there were 2,295,000 and 1,753,000 shares subject to repurchase, respectively.

Warrants for Common Stock
During January and February 1998, the Company issued warrants to purchase 50,000 shares of common stock, respectively, for $0.50 per share in connection with a line of credit. Such warrants were outstanding at December 31, 1999 and expire the later of January and February 2008, respectively, or five years after the closing of an initial public offering of the Company's common stock. The value of these warrants, determined using a Black-Scholes valuation model, was not material.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


NOTE 9--STOCK OPTION PLANS AND OTHER EMPLOYEE BENEFITS:

During 1997, the Company adopted the 1997 Stock Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonstatutory stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonstatutory stock options ("NSO") may be granted to Company employees, officers, directors, and consultants. The Company has reserved 4,700,000 shares of Common Stock for issuance under the Plan. The first options were issued in 1998.

Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options generally vest 25% one year from the vest start date and ratably over the next 36 months and expire 10 years from the date of grant.

Deferred stock compensation
During the years ended December 31, 1999 and 1998 and the quarter ended March 31, 2000, the Company issued stock options under the Plan at exercise prices, deemed by the Board of Directors at the date of grant to be equal to the fair value of the common stock. In anticipation of the Company's initial public offering, the Company has subsequently determined that, for financial statement purposes, the estimated value of its common stock was in excess of the exercise prices. Accordingly, the Company has recorded deferred stock compensation for stock options issued to both employees and non-employees.

For stock options granted to employees (683,500 and 2,583,000 in 1998 and 1999, respectively, and 285,500 in the quarter ended March 31, 2000), the difference between the exercise price of the stock options and the fair value of the Company's stock at the date of grant is recorded as deferred compensation on the date of grant. For stock options granted to non-employees (260,000 and 202,500 in 1998 and 1999, respectively, and 21,000 in the quarter ended March 31, 2000), the fair value of the options, estimated using the Black-Scholes valuation model, is initially recorded on the date of grant. As the non-employee options vest, the Company revalues the remaining unvested options, with the change in fair value from period to period represented as additional deferred compensation.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


All deferred compensation charges are amortized over the service period, generally four years, using an accelerated model (FIN 28). During 1998 and 1999, and the three months ended March 31, 2000, the Company recorded deferred stock compensation related to these options of $273,000, $8,354,000 (including $3.1 million related to the release of certain stock repurchase rights) and $1,654,000 respectively, of which $97,000, $4,867,000 and $1,109,000 has been amortized to expense during the years then ended, respectively. Amortization of deferred stock compensation is as follows:

                                                           Cumulative
                          Period from                     period from
                          May 1, 1997                     May 1, 1997
                             (date of                        (date of
                           inception)    Years ended       inception)    Three months
                                   to    December 31,              to   ended March 31,
                         December 31, ------------------ December 31, -------------------
                                 1997    1998       1999         1999     1999       2000
-----------------------------------------------------------------------------------------
Amortization of stock-
   based compensation:
  Research and
     development........           -- $71,000 $4,132,000   $1,105,000  $82,000   $585,000
  Clinical and
     regulatory.........           --   7,000     96,000      103,000    4,000     62,000
  Sales and marketing...           --      --     85,000       85,000    9,000     46,000
  General and
     administrative.....           --  19,000    554,000      573,000   40,000    416,000
                              ------- ------- ----------   ---------- -------- ----------
                              $    -- $97,000 $4,867,000   $1,866,000 $135,000 $1,109,000
                              ======= ======= ==========   ========== ======== ==========

Included in the 1999 research and development stock-based compensation is $3.1 million related to the release of repurchase rights for 1,239,000 shares of common stock (Note 6). During 1999, the Company granted to certain employees and non-employees, options which were immediately exercisable into common stock, subject to repurchase by the Company based on the same remaining vesting schedule as the related option. Shares are subject to repurchase at the option exercise price.

                                                 1998              1999
-------------------------------------------------------------------------------
                                                   Weighted            Weighted
                                            Shares  average    Shares   average
                                             under exercise     under  exercise
                                           options    price   options     price
-------------------------------------------------------------------------------
Beginning balance outstanding.............      --    $  --   944,000     $0.10
 Granted.................................. 944,000    $0.10 2,785,000     $0.13
 Exercised................................      --    $  --        --     $  --
 Forfeited................................      --    $  --  (252,000)    $0.11
                                           -------    ----- ---------     -----
Ending balance outstanding................ 944,000    $0.10 3,477,000     $0.12
                                           =======    ===== =========     =====
Exercisable at end of year................  69,000    $0.10 1,884,000     $0.13
                                           =======    ===== =========     =====

The weighted average grant-date fair value of stock options granted in 1998 and 1999 are $0.35 per share and $1.57 per share, respectively.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                   Options Outstanding                        Options Exercisable
---------------------------------------------------------- --------------------------
                           Weighted Average
Exercise       Number Remaining Contractual                     Number
Price     Outstanding          Life (Years) Exercise Price Exercisable Exercise Price
-------------------------------------------------------------------------------------
$0.10         844,000                  8.56          $0.10     360,000          $0.10
 0.11       1,474,000                  9.28           0.11     724,000           0.11
 0.15       1,137,000                  9.82           0.15     800,000           0.15
 0.35          22,000                  9.92           0.35          --           0.35
            ---------                                        ---------
            3,477,000                  9.28          $0.12   1,884,000          $0.13
            =========                                        =========

Fair value disclosures
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:

                                                                    1998    1999
--------------------------------------------------------------------------------
Risk-free interest rate.........................................    5.3%    5.6%
Expected life................................................... 4 years 4 years
Expected volatility.............................................     75%     75%

As discussed in Note 2, the Company accounts for its stock-based compensation using the method prescribed by APB No. 25. Had the Company determined its stock-based compensation cost based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the FAS 123 adjusted amounts indicated below:

                                                Year Ended December 31,
                                               1997         1998          1999
-------------------------------------------------------------------------------
Net loss.................................. $(41,000) $(2,953,000) $(14,089,000)
                                           --------  -----------  ------------
Net loss--FAS 123 adjusted................ $(41,000) $(2,956,000) $(14,108,000)
                                           --------  -----------  ------------
Net loss per share--as reported
Basic and diluted.........................      N/A  $     (1.28) $      (4.35)
                                           --------  -----------  ------------
Net loss per share--FAS 123 adjusted
Basic and diluted.........................      N/A  $     (1.28) $      (4.35)
                                           --------  -----------  ------------

401(k) Savings Plan
In October, 1999, the Company began a 401(k) savings plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution plan intended to qualify under
Section 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of the Company are eligible to participate in the 401(k) Plan pursuant to the terms of the Plan. Contributions by the Company are discretionary and no contributions have been made by the Company for the year ended December 31, 1999 and for the three months ended March 31, 2000.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


NOTE 10--NET LOSS PER SHARE:

Net loss per share is calculated as follows:

                                        Period Ended
                                        December 31, Year Ended December 31,
                                                1997        1998         1999
------------------------------------------------------------------------------
Basic and diluted:
 Net loss..............................   $(41,000)  $(2,953,000) $(14,089000)
                                          --------   -----------  -----------
Weighted average shares used in basic
 and diluted net loss per share........         --     2,306,000    3,237,000
                                          --------   -----------  -----------
Net loss per share.....................        N/A        $(1.28)      $(4.35)
                                          --------   -----------  -----------

The Company has issued shares to employees that are subject to repurchase should an employee terminate employment with the Company. The shares vest monthly and the vesting periods range from 36 months to 48 months. Shares subject to repurchase are excluded from the average shares used in the calculation of basic and diluted net loss per share.

Equity instruments that could dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share as their effect is antidilutive are as follows:

                                                    1997       1998       1999
------------------------------------------------------------------------------
Unvested common shares (shares subject to
 repurchase).......................................  --   2,295,000  1,753,000
Shares issuable upon exercise of stock options.....  --     944,000  3,477,000
Conversion of convertible preferred stock..........  --   7,004,000 16,837,000
Shares issuable upon exercise of warrants..........  --     267,000    267,000

                                                    ---  ---------- ----------
Total..............................................  --  10,510,000 22,334,000
                                                    ---  ========== ==========

NOTE 11--INCOME TAXES:

At December 31, 1999, the Company has approximately $7,360,000 in federal and state net operating loss carryforwards to reduce future taxable income. These carryforwards will expire by the year 2019 for federal and 2006 for state, if not utilized.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. Any ownership changes, as defined, may restrict utilization of carryforwards.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets are as follows:

                                                     December 31,  December 31,
                                                             1998          1999
--------------------------------------------------------------------------------
Deferred tax assets:
 Net operating loss carryforwards...................   $1,106,000    $2,932,000
 Research and development tax credit................       88,000       280,000
 Depreciation and amortization......................       81,000       162,000
 Capitalized start-up costs.........................           --     1,542,000
 Other..............................................        9,000       180,000
                                                       ----------    ----------
                                                        1,284,000     5,096,000
 Less: Valuation allowance..........................   (1,284,000)   (5,096,000)
                                                       ----------    ----------
                                                       $       --    $       --
                                                       ==========    ==========

Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. The change in the valuation allowance was $1,284,000, $3,812,000 and $851,000 for the years ended December 31, 1998 and
1999 and the three months ended March 31, 2000, respectively.

NOTE 12--RELATED PARTY TRANSACTIONS:

During the period from May 1, 1997 (date of inception) to December 9, 1998, the Company paid for various operating expenses for two privately held companies in which the founder of the Company is a shareholder. Amounts due to the Company at December 31, 1998 and 1999, net of allowance for doubtful accounts are reported as related party receivables and equal $262,000 and $0, respectively.

During December 1998, the Company entered into a promissory note agreement with the Company's founder, whereby the founder borrowed $250,000 from the Company to be due upon the earlier of December 10, 2000 or the date of any breach by the founder of either proprietary information and technology agreements or his nonsolicitation agreement with the Company. Interest accrues at a rate of 6% per year and is payable no later than the maturity date.


NOTE 13--SUBSEQUENT EVENTS

Technology license agreement
In February, 2000, the Company entered into a licensing agreement with a university for the use of a certain proprietary radiofrequency technology developed by the university and used in certain of the Company's products.

The Company issued 100,000 shares of its common stock, valued at $493,000 on the date of the agreement, in exchange for the right to use the technology. As part of the agreement, the Company is also required to pay a royalty on all revenues collected when the licensed technology is part of the sold item. The license of the technology is included in intangible assets and is to be amortized over its remaining estimated useful life of five years using the straight-line method.

--------------------------------------------------------------------------------

CURON MEDICAL, INC. (a company in the development stage)

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Convertible Note and Warrant Agreement
In May 2000, the Company entered into a Convertible Note (Notes) and Warrant Purchase Agreement (Warrants) with existing preferred shareholders. The Company received $11.0 million in cash and services valued at $45,000 in exchange for Notes bearing interest at 8% per annum and warrants to purchase 998,100 Series C preferred shares (or an equal number of shares of common stock if converted after a qualifying public offering) for a purchase price of $2.50 per share. Notes are convertible into 3,696,666 shares of common stock (if not earlier repaid) and mature in May 2005. The difference between the conversion price and the fair value of the common stock on the transaction date resulted in a beneficial conversion feature in the amount of $11.1 million. The beneficial conversion feature will be reflected as a discount on the notes and will be accreted as interest expense over a one year period which is the debt instrument's earliest conversion date.

Notes
The principal and interest on the Notes is due and payable on May 19, 2005 unless previously converted. The Notes may be prepaid anytime without penalty following the closing of an initial public offering of the Company's common stock.

The outstanding principal balance of and any accrued but unpaid interest on the Notes shall be automatically converted into series D preferred stock priced at $3.00 per share upon an equity financing of the Company involving the receipt of at least $10,000,000, at least 50% of which is received from venture capital or other financial investors at a price of at least $3.00 per share.

If not automatically converted, upon the demand of the holders of 70% of amounts underlying the Notes, the principal and accrued interest of all Notes shall be converted into Preferred Series D shares at a price of $3.00 per share. This demand conversion right may only be exercised after the one year anniversary of the issuance of the Notes.

In the event of a change in control as defined in the agreement, all outstanding and unpaid accrued interest due on this Note shall be due and payable upon the closing of a change in control transaction.

Warrants
The warrants are exercisable immediately and through May 15, 2007 or five years following the conversion or repayment of the Notes. The value of the warrants was determined using the Black-Scholes valuation model and allocated based on its fair value relative to the fair value of the debt, and has been included in the $11.1 million discount on the notes.

--------------------------------------------------------------------------------

                                [Image of face]

                      STRETTA IS CHANGING THE FACE OF GERD

    WHILE OTHERS ARE TREATING THE SYMPTOMS, STRETTA IS TREATING THE DISEASE

The Stretta System delivers radiofrequency energy to the lower esophageal sphincter in a procedure designed to treat gastroesophageal reflux disease, or GERD. In our clinical study most patients returned to normal activity the day following treatment and eliminated or reduced anti-acid medication shortly thereafter.

                                 [Stretta Logo]

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Curon Medical in connection with the sale of the common stock being registered hereby, other than underwriting commissions and discounts. All amounts are estimates except the SEC Registration Fee and the NASD filing fee.

SEC Registration Fee...................................................  $15,840
NASD Filing Fee........................................................    6,500
Nasdaq National Market Listing Fee.....................................        *
Blue Sky Fees and Expenses.............................................        *
Printing and Engraving Expenses........................................        *
Legal Fees and Expenses................................................        *
Accounting Fees and Expenses...........................................        *
Transfer Agent and Registrar Fees......................................        *
Miscellaneous..........................................................        *
                                                                         -------
  Total................................................................  $     *
                                                                         =======

--------
* To be supplied by amendment.

ITEM 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant intends to enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

ITEM 15. Recent Sales of Unregistered Securities.

The Registrant has issued and sold the following securities:

  1. In May 2000, the Registrant issued notes convertible, if not earlier repaid, beginning in May 2001 into 3,696,666 shares of Series D Preferred Stock, and warrants immediately exercisable for 998,100 shares of Series C Preferred Stock at $2.50 per share.

  2. From February 1998 through May 15, 2000, the Registrant issued and sold 6,697,666 shares of common stock of the Registrant at prices ranging from $0.001 to $0.35 per share upon exercise of stock options pursuant to Registrant's 1997 Stock Option Plan, as amended.

  3. On August 30, 1999, the Registrant issued and sold to 10 private investors an aggregate of 9,833,333 shares of Series C Preferred Stock convertible into an aggregate of 9,833,333 shares of common stock at a purchase price per share of common stock of $1.50.

  4. On December 10, 1998, the Registrant issued and sold to 6 private investors an aggregate of 5,132,744 shares of Series B Preferred Stock convertible into an aggregate of 5,132,744 shares of common stock at a purchase price per share of common stock of $1.13.

  5. On March through June 1998, the Registrant issued and sold to 40 private investors an aggregate of 1,871,000 shares of Series A Preferred Stock convertible into an aggregate of 1,871,000 shares of common stock at a purchase price per share of common stock of $1.00.

The above share and dollar amounts reflect the   for 1 reverse stock split to
be effected      . The sales of the above securities were deemed to be exempt from registration under the Securities Act with respect to items 2 through 4 above in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, and with respect to item 1 above Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. Exhibits and Financial Statement Schedules.

a.Exhibits.

 Exhibit
 Number  Description
-------------------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation of the Registrant
         dated August 23, 1999 and Certificate of Amendment thereto dated May
         19, 2000.
  3.2    Bylaws of the Registrant as currently in effect.
  3.3*   Amended and Restated Certificate of Incorporation of the Registrant to
         be effective upon closing of this offering.
  3.4*   Bylaws of the Registrant to be effective upon the closing of this offering.
  4.1*   Specimen common stock certificate of the Registrant.
  4.2*   Convertible Note and Warrant Purchase agreement dated May 19, 2000 by and among the Registrant and certain debtholders, along with form of note and form of warrant.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement for directors and executive officers.
 10.2    1997 Stock Option Plan.

 Exhibit
 Number  Description
-------------------------------------------------------------------------------
 10.3    2000 Employee Stock Purchase Plan.
 10.4    Series C Preferred Stock Purchase Agreement dated August 30, 1999 by and among the Registrant and the Purchasers named therein.
 10.5    Amended and Restated Stockholder Agreement dated August 30, 1999 by and among the Registrant and certain stockholders.
 10.6    Lease dated August 27, 1997 for office space located at 733 Palomar
         Avenue, Sunnyvale, California 94086.
 10.7    Lease dated May 6, 1998 for office space located at 735 Palomar
         Avenue, Sunnyvale, California 94086.
 10.8*   2000 Stock Option Plan.
 10.9    Sublease dated April 2, 1999 for office space located at 735 Palomar
         Avenue, Sunnyvale, California 94086.
 10.10   Amendment to Lease, effective April 28, 1999, for office space located at 735 Palomar Avenue, Sunnyvale, California 94086.
 10.11*  Amended and Restated Loan and Security Agreement effective August 12,
         1998.
 10.12*  First Amendment to Amended and Restated Loan and Security Agreement
         effective October 28, 1998.
 10.13*  Second Amendment to Amended and Restated Loan and Security Agreement
         effective December 3, 1998.
 10.14+  Technology license agreement between the Registrant and Somnus Medical
         Technologies, Inc. effective December 10, 1998.
 10.15*  Technology license agreement between the Registrant and University of
         Kansas Medical Research Institute effective February 2000.
 10.16   Employment Agreement with John W. Morgan, President and Chief
         Executive Officer.
 23.1    Consent of Independent Accountants.
 23.2*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (See Exhibit 5.1).
 24.1    Power of Attorney (see page II-5).
 27.1    Financial Data Schedule.

--------
* Documents to be filed by amendment.
+ Confidential treatment requested.

Financial Statement Schedule

Schedules not listed above have been omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or notes thereto.

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California, on the 25th day of May, 2000.

                                          Curon Medical, Inc.

                                                    /s/ John W. Morgan
                                          By:__________________________________
                                                      John W. Morgan
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John W. Morgan and Alistair F. McLaren, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


       /s/ John W. Morgan            President and Chief              May 25, 2000
____________________________________ Executive Officer and
           John W. Morgan            Director (Principal
                                     Executive Officer)


     /s/ Alistair F. McLaren         Chief Financial Officer and      May 25, 2000
____________________________________ Vice President of Finance
        Alistair F. McLaren          and Administration
                                     (Principal Financial Officer)
       /s/ David I. Fann             Director                         May 25, 2000
____________________________________
           David I. Fann

       /s/ Alan L. Kaganov           Director                         May 25, 2000
____________________________________
          Alan L. Kaganov

   /s/ Robert F. Kuhling, Jr.        Director                         May 25, 2000
____________________________________
       Robert F. Kuhling, Jr.

Exhibits and Financial Statement Schedules.

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
 Exhibit
 Number  Description
-------------------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation of the Registrant
         dated August 23, 1999 and Certificate of Amendment thereto dated May
         19, 2000.
  3.2    Bylaws of the Registrant as currently in effect.
  3.3*   Amended and Restated Certificate of Incorporation of the Registrant to
         be effective upon closing of this offering.
  3.4*   Bylaws of the Registrant to be effective upon the closing of this offering.
  4.1*   Specimen common stock certificate of the Registrant.
  4.2*   Convertible Note and Warrant Purchase agreement dated May 19, 2000 by and among the Registrant and certain debtholders
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement for directors and executive officers.
 10.2    1997 Stock Option Plan.
 10.3    2000 Employee Stock Purchase Plan.
 10.4    Series C Preferred Stock Purchase Agreement dated August 30, 1999 by and among the Registrant and the Purchasers named therein.
 10.5    Amended and Restated Stockholder Agreement dated August 30, 1999 by and among the Registrant and certain stockholders.
 10.6    Lease dated August 27, 1997 for office space located at 733 Palomar
         Avenue, Sunnyvale, California 94086.
 10.7    Lease dated May 6, 1998 for office space located at 735 Palomar
         Avenue, Sunnyvale, California 94086.
 10.8*   2000 Stock Option Plan.
 10.9    Sublease dated April 2, 1999 for office space located at 735 Palomar
         Avenue, Sunnyvale, California 94086.
 10.10   Amendment to Lease, effective April 28, 1999, for office space located at 735 Palomar Avenue, Sunnyvale, California 94086.
 10.11*  Amended and Restated Loan and Security Agreement effective August 12,
         1998.
 10.12*  First Amendment to Amended and Restated Loan and Security Agreement
         effective October 28, 1998.
 10.13*  Second Amendment to Amended and Restated Loan and Security Agreement
         effective December 3, 1998.
 10.14+  Technology license agreement between the Registrant and Somnus Medical
         Technologies, Inc. effective December 10, 1998.
 10.15*  Technology license agreement between the Registrant and University of
         Kansas Medical Research Institute effective February 2000.
 10.16   Employment Agreement with John W. Morgan, President and Chief
         Executive Officer.
 23.1    Consent of Independent Accountants.
 23.2*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (See Exhibit 5.1).
 24.1    Power of Attorney (see page II-5).
 27.1    Financial Data Schedule.

--------
* Documents to be filed by amendment.

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